UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective Amendment No. 2

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Chatching, Inc.
(Name of Issuer in its Charter)

Florida	8900	45-2655248
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

1061 E. INDIANTOWN RD. #400
JUPITER FL 33477
561-316-3867
(Address, including zip code, and telephone number, including area code, of principal executive offices and principal place of business)

HACKNEY, ROBERT C
1061 E. INDIANTOWN RD., #400
JUPITER FL 33477
Telephone: 561-316-3867
 (Name, address, and telephone number of agent for service)

SEC File No. 333-176962

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Calculation of Registration Fee

Title Of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)

Points Awarded under Plan	100,000,000,000,000	$.00000000005	$50,000	$6.00

Common Stock,(1)	400,000,000	$.00000125	$500	$.06
Par value $0.0001
Per share
TOTAL				$6.06
______
(1) Estimated pursuant to Rule 457 (i) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus - Subject To Completion Dated  February 10, 2014

Chatching, Inc.

Up to a Maximum of 100,000,000,000,000 Points
Up to a Maximum of 400,000,000 Shares of Common Stock

We are offering to issue to Qualified Members under our Qualified Member Benefit Plan (the “Plan”) up to 100,000,000,000,000 Points convertible into up to 400,000,000 shares of Common Stock of the Company. The Points are not being issued to persons other than Qualified Members. The Qualified Members may only acquire the Points for services as set forth in the Plan. The Points are convertible into shares of Common Stock of the Company for no additional consideration other than the Points as specified in the Plan. As of the date of this Prospectus, we have not transferred ownership of or become legally obligated to issue any of the securities which are subject of this registration statement.

This is a self-underwritten offering only to Qualified Members who sign a written Qualified Member Agreement with the Company. The offering will commence promptly after the effective date of this Registration Statement and close no later than the last date Shares may be issued under the plan, or approximately March 31, 2018.

We will pay all expenses incurred in this offering. There is no minimum amount of Points or Shares that we must issue in our direct offering. As the Points and Shares are not being sold for cash, no cash proceeds will be received. Thus, we have not established an escrow or any similar account.

We are offering the Points and Shares without any underwriting discounts or commissions. This is our initial public offering and no public market currently exists for Points or shares of our common stock.

We intend for our Points and common stock to be “offered and sold” to Qualified Members by our officers and Directors and only through the procedure as more fully described under “Plan of Distribution” herein. Neither such persons nor any other persons, including but not limited to Qualified Members, will be paid any commissions or other compensation for any offers or sales of the Points or the Shares.

Our common stock is presently not traded on any public market or securities exchange, and we have not applied for listing or quotation on any public market.

As required on the Cover Page by the state of Ohio: FOR OHIO RESIDENTS: Issuer is insolvent and our auditor has expressed substantial doubt about the Issuer’s ability to continue as a going concern.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and will therefore be subject to reduced public company reporting requirements.

As required on the Cover Page by the state of New Jersey: FOR NEW JERSEY RESIDENTS: “There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales.

As required on the Cover Page by the state of Arizona: FOR ARIZONA RESIDENTS: THIS IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES DESCRIBED HEREIN. THE OFFERING IS MADE ONLY BY THE PROSPECTUS.

THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 9.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ______________, 2014

TABLE OF CONTENTS

PROSPECTUS SUMMARY	5
RISK FACTORS	9
USE OF PROCEEDS	17
DETERMINATION OFFERING PRICE	17
DILUTION	17
BUSINESS	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	26
DESCRIPTION OF PROPERTY	30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	30
DIRECTORS AND EXECUTIVE OFFICERS	31
EXECUTIVE COMPENSATION	32
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	32
LEGAL PROCEEDINGS	32
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS’ COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	33
DESCRIPTION OF SECURITIES	34
PLAN OF DISTRIBUTION	35
INTEREST OF NAMED EXPERTS	39
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	39
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	39
FINANCIAL STATEMENTS	40

PROSPECTUS SUMMARY

The following summary highlights selected material information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements, and the notes to the financial statements.

Organization

We were incorporated as Social Network Marketing, Inc. on January 19, 2011 under the laws of the State of Florida. On June 30, 2011, we authorized an 8 share for 10 share reverse stock split. All share numbers in this  Post Effective Amendment  have been adjusted to effect this stock split. On July 5, 2011, we amended our Articles of Incorporation to change our name to Chatching Inc.

Our principal executive offices are located at 1061 E. Indiantown Rd. #400 Jupiter FL 33477, and our telephone number is 561-316-3867.

We maintain a website at www.chatching.com.

Business

We operate a social networking website, ChatChing.com. We have currently completed initial development of the site and it is open to the public.

Since our inception, we have spent over 20,000 man-hours to develop our website and have taken the following significant operational activities in furtherance of our business plan as described in “Business” below.

The current status of our site is as follows:

●
The following functions have been tested and found fully-functional on our development site: Registration of members and basic social networking actions that include creation of profile, inviting of friends, sharing of comments, sharing of photos, sharing of video links, on site chat, video chat and communication between members, as well as the incentive points system to support the offering. These functions are available for the launch of the web site.

●
We continue development of more advanced features. These features include facial recognition, advanced member relationships, special profile pages, advanced privacy settings and member interest groups, integrated content with other social networking sites and dynamic updating of point counters. We anticipate that these functions will be available in the coming weeks and months, although because they are still under development there is no assurance as to when, if ever, they will actually become available:

●
Additionally We have developed an iOS® application to interface with ChatChing and are in beta testing. We anticipate launching this application in the second calendar quarter of 2014. This is an
iPhone/iPad application which will provide access to ChatChing content from apple mobile devices.

Our website is designed for use by individuals from all socio-economic and demographic backgrounds. We plan to generate revenues from contracts for advertisements to appear on ChatChing.com. As of the date of this Registration Statement, we have 68 Qualified Members.

As of December 31, 2013, we had $6,025.33 in our bank account. As further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” below, we estimate our capital requirements for the next 12 months to be approximately $725,000. To date, we have funded all our development and operating costs with loans from Management and loans and related stock sales and  warrants from two affiliated shareholders, all as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources,” below.

We are currently in negotiations to secure these required funds thru the sales of additional equity. While we anticipate reaching positive cash flow in the next 12 months, should we not reach positive cash flow as planned, we would need to secure additional funds from a future offering of our stock or other financing sources. However, these offerings may not occur, or if it occurs, may not raise the required funding. We have no contracts, agreements or commitments for any other financing. Further, it is likely that any future financing efforts may be hindered as a result of our plans to issue a large number of shares to Qualified Members in exchange for non-cash consideration as described above in “Business.”

If we fail to meet on-going SEC reporting requirements, we will be unable to use or continue to use our registration statement to issue points and stock under our Qualified Member Stock Agreement.

Our independent auditor’s report expresses substantial doubt about our ability to continue as a going concern. We do not have any plans or specific agreements for new sources of funding or any planned material acquisitions.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a)
The last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)
The last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c)	The date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d)	The date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

Even if we are no longer an emerging growth company under the JOBS Act, we are permitted to use the scaled disclosure requirements for executive compensation and are not required to have an attestation of our internal controls over financial reporting as a smaller reporting company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Our Direct Public Offering

We are offering to issue to Qualified Members under our Qualified Member Benefit Plan (the “Plan”) up to 100,000,000,000,000 Points convertible into up to 400,000,000 shares of Common Stock of the Company. The Points are not being issued to persons other than Qualified Members. The Qualified Members may only acquire the Points for services as set forth in the Plan. The Points are convertible into shares of Common Stock of the Company for no additional consideration other than the Points as specified in the Plan.

This is a self-underwritten offering only to Qualified Members who sign a written Qualified Member Agreement with the Company. The offering will commence promptly after the effective date of this Registration Statement and close no later than the last date Shares may be issued under the plan, or approximately March 31, 2018.

We will pay all expenses incurred in this offering. There is no minimum amount of Points or Shares that we must issue in our direct offering. As the Points and Shares are not being sold for cash, no cash proceeds will be received. Thus, we have not established an escrow or any similar account.

We are offering the Points and Shares without any underwriting discounts or commissions. This is our initial public offering and no public market currently exists for Points or shares of our common stock.

We intend for our Points and common stock to be “offered and sold” to Qualified Members by our officers and Directors and only through the procedure specified on our website. Neither such persons nor any other persons, including but not limited to Qualified Members, will be paid any commissions or other compensation for any offers or sales of the Points or the Shares.

Our common stock is presently not traded on any public market or securities exchange, and we have not applied for listing or quotation on any public market.

Total Points we have issued or are obligated to issue as of the date of this registration statement	0

Points being offered by us	100,000,000,000,000

Total shares of common stock outstanding prior to the offering	409,777,775 shares

Shares of common stock being offered by us	Up to 400,000,000 shares

Total shares of common stock outstanding after the offering	809,777,775 shares (assuming no outstanding warrants are exercised and no additional shares are registered for award to Qualified Members under the Plan)

Gross proceeds:	None. The Points and Shares are issued solely for services, not cash.

Use of Proceeds	None. The Points and Shares are issued solely for services, not cash.

Risk Factors
There are substantial risk factors involved in acquiring Points in the Plan and Shares in our Company. For a discussion of certain factors you should consider before acquiring Points or Shares of our common stock, see the section entitled "Risk Factors."

Selected Summary Financial Data

This table summarizes our operating and balance sheet data as of the periods indicated. You should read this summary financial data in conjunction with the "Plan of Operations" and our audited financial statements and notes thereto included elsewhere in this prospectus.

Balance Sheet

	September 30, 2013	September 30, 2012

Cash	$-	$74,841
Other Assets	352,146	505,014
Total assets	$352,146	$579,855

Total current liabilities	532,845	508,660
Total liaiblities	1,106,295	897,031

Total stockholders' deficit	(754,149)	(317,176)

Total liabilities and stockholders' deficit	$352,146	$579,855

Statement of Operation

	Year Ended	Year Ended	Period from January 19, 2011 (Inception) to
	September 30, 2013	September 30, 2012	September 30, 2013

Revenue	$-	$-	$-

Total operating expenses	486,673	200,284	865,818

Net loss from operations before income taxes	(486,673)	(200,284)	(865,818)

Net Loss	$(486,673)	$(200,284)	$(865,818)

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

RISKS RELATING TO OUR COMPANY

We are a development stage company with little operating history and may never be able to carry out our business plan or achieve any revenues or profitability and thus our stock may have no value.

We are subject to all of the risks inherent in the establishment of a new business enterprise. We were established on January 19, 2011, for the purpose of engaging in the development of a social networking website. We have not generated any revenues nor have we realized a profit from our operations to date, and there is little likelihood that we will generate any revenues or realize any profits in the short term. Any profitability in the future from our business will be dependent upon the successful marketing and sale of advertising on our website and related ancillary revenues. Our business plan is subject to numerous industry-related risk factors as set forth herein. We may not be able to successfully carry out our business. There can be no assurance that we will ever achieve any revenues or profitability. Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered in establishing a new business in our industry, and our Company is a highly speculative venture involving significant financial risk.

We expect to incur operating losses in the next twelve months because we have no plan to generate revenues unless and until we successfully develop a sufficiently large core user base that we can attract advertising and related ancillary revenues.

We have never generated revenues. We intend to sell advertising on our website to generate revenues. However, we have not yet begun to develop a sufficiently large core user base that we can attract advertising and related ancillary revenues. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations. We can provide our Qualified Members acquiring Points or Shares with no assurance that we will generate any operating revenues or ever achieve profitable operations.

We do not have sufficient cash to fund our operating expenses for the next twelve months, and we will require additional funds through the sale of our common stock, which requires favorable market conditions and interest in our activities by investors. We may not be able to sell our common stock and funding may not be available for continued operations.

There is not enough cash on hand to fund our administrative expenses and operating expenses or our proposed marketing and promotion campaign for the next twelve months. Because we do not expect to have any cash flow from operations within the next twelve months, we will need to raise additional capital, which may be in the form of loans from current stockholders and/or from public and private equity offerings. Our ability to access capital will depend on our success in implementing our business plan. It will also depend upon the status of the capital markets at the time such capital is sought. Should sufficient capital not be available, the implementation of our business plan could be delayed and, accordingly, the implementation of our business strategy would be adversely affected. If we are unable to raise additional funds in the future, we may have to cease all substantive operations. In such event it would not be likely that the Points issued to or Shares acquired by our Qualified Members would have any value.

Our auditors have expressed substantial doubt about our ability to continue as a going concern, and if we do not raise additional funding, we may have to suspend or cease operations within twelve months.

Our audited financial statements as of and for the year ended September 30, 2013, were prepared using the assumption that we will continue our operations as a going concern. We were incorporated on January 19, 2011, and do not have a history of earnings. As a result, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern.

We may be unable to raise additional debt or equity financing from any other source and if that occurs, we may be unable to continue operations in the future as a going concern. If we cannot continue as a viable entity, our stockholders may lose some or all of their investment in the Company.

We and our Qualified Members may inadvertently make an offer to sell our securities in violation of federal securities laws such as Section 5(b)(1) of the Securities Act of 1934 and may be subject to sanctions for such violations, including the suspension of this offering, as well as make the Qualified Members deemed statutory underwriters or agents of the issuer of this offering, which would seriously impact our ability to implement our business plan. This risk is increased for us in that these requirements are technical in nature and because our Qualified Members will not be licensed, securities industry persons who will understand the nature of the communication restraints placed on them by the Consulting Program and Qualified Member Agreement.

Federal securities laws govern the manner in which offers and sales of securities may be legally made. For example, Section 5(b)(1) of the Securities Act provides that it shall be unlawful for any person, directly or indirectly to make use of any means or instruments of transportation or communication in interstate commerce or of the mails to carry or transmit any prospectus relating to any security with respect to which a registration statement has been filed under this title, unless such prospectus meets the requirements of Section 10. Communications to potential users of our site could be deemed to be an offer to sell our securities and the communication may be deemed to be a prospectus that does not meet the requirements of Section 10 or any safe harbors such as Rule 134, resulting in a violation of Section 5(b)(1) of the Securities Act. Other types of communications may be deemed offers that otherwise do not comply with federal securities laws. Further, we are limited in our abilities to restrain any Qualified Member from making communications prohibited by the Qualified Member Agreement in that they are independent contractors over whom we have less control than employees. Issuers violating these provisions of federal securities laws, as well as Qualified Members if they are deemed underwriters or agents of the issuer, may be subject to civil sanctions, including injunctive remedies and monetary penalties. The imposition of any of such sanctions on the Company may have a material adverse effect on our financial position, results of operations or cash flows. In particular, the suspension of this offering as a result of regulatory action in response to such alleged violations would seriously impact our business plan. Similarly, if these laws apply to our Qualified Members and our Qualified Members are found to be non-compliant with these applicable laws, they may be subject to sanctions and their action could subject us to the sanctions described above, including suspension of this offering, which could also have a negative impact on our ability to implement our business plan. To the extent our Qualified Members act as underwriters, we would have primary liability notwithstanding our categorization of our Qualified Members as independent contractors. As such, our classification of our Qualified Members as “independent contractors” will not affect any liabilities that we will be subject to under the securities laws. Because these requirements are technical in nature and because our Qualified Members will not be licensed, securities industry persons who will understand the nature of the communication restraints placed on them by the Consulting Program and Qualified Member Agreement, the risk of such violative conduct is increased in our case.

If our Qualified Members are deemed to be acting as unregistered securities brokers, we will have to restructure the manner in which our Qualified Members receive compensation for their services which could inhibit our ability to implement our business plan.

If our Qualified Members are deemed to be acting as unregistered securities broker, we will have to restructure the manner in which our Qualified Members receive compensation for their services with respect to such matters as paying Qualified Members with Points for activities of other users they identify for us to invite to become users of our website. We do not believe that the manner in which we intend to award Points to Qualified Members subjects them to a requirement to register as brokers in that, among other things, the compensation paid to Qualified Members is structured to have no transaction or success based compensation aspect related to any other person acquiring our securities. We have not made or received a formal no action position or any informal position from the SEC on this issue. Because requiring our Qualified Members to register as brokers is impractical, if registration were required, we would have to restructure the manner in which Points are awarded to Qualified Members which could inhibit our ability to attract additional users to our site and otherwise inhibit our ability to implement our business plan.

We have recently assessed our internal control over financial reporting, and as such we were exposed to increased costs from recent legislation requiring companies to evaluate internal control over financial reporting as we are not subject to provisions of such legislation requiring management to perform and report on such assessment. As reported, we currently do not effective internal controls over financial reporting which may cause us to be unable to accurately report our results of operations or prevent fraud and will reduce our cash available to fund our operations.

Section 404 of the Sarbanes-Oxley Act of 2002 ("Section 404") required our management to report on the operating effectiveness of the Company's Internal Controls over financial reporting for the year ending September 30, 2013. We have established a program to perform the system and process evaluation and testing necessary to comply with these requirements which based on its evaluation as of September 30, 2013, led our management to conclude that our internal controls over financial reporting were not effective as of September 30, 2013. We expect that the cost of this program will require us to incur expenses and to devote resources to Section 404 compliance on an ongoing basis, which will reduce our cash available to fund our operations. Further, failing to implement and maintain effective internal controls will cause us to be unable to accurately report our results of operations or prevent fraud. We are exempt from the auditor attestation requirements of any report on our internal controls prepared by management under current applicable law.

Given that the nature of our offering may result in there being many thousands of record holders of our common stock, we may incur substantial costs and administrative difficulties associated with having such a large number of record holders which will reduce our cash available to fund our operations.

Given that the nature of our offering may result in there being many thousands of record holders of our common stock, we may incur significant costs and administrative difficulties associated with having such a large number of record holders (e.g., costs associated with transfer agent fees, shareholder meetings and shareholder communications), which will reduce our cash available to fund our operations.

We have no track record that would provide a basis for assessing our ability to conduct successful business activities. We may not be successful in carrying out our business objectives.

The revenue and income potential of our proposed business and operations are unproven as the lack of operating history makes it difficult to evaluate the future prospects of our business. There is nothing at this time on which to base an assumption that our business operations will prove to be successful or that we will ever be able to operate profitably. Accordingly, we have no track record of successful business activities, strategic decision-making by management, fund-raising ability, and other factors that would allow an investor to assess the likelihood that we will be successful in implementing our business plan. There is a substantial risk that we will not be successful in implementing our business plan, or if initially successful, in thereafter generating any operating revenues or in achieving profitable operations.

We are a small company with limited resources compared to some of our current and potential competitors in the social media website market.

The social media website market is competitive, and we cannot guarantee that our unique method of enhancing the value of our website by making our users our owners will be enough to effectively capture a significant enough market share to successfully generate advertising or other revenues from our website. Based on our company’s initial research through both the Internet and trade journals, as well as through an extensive search through existing social media websites, we believe there is no one in the industry that has successfully developed a website like ours through our use for ownership sharing model; nonetheless, our current and potential competitors have longer operating histories, significantly greater resources and name recognition, and a larger base of users than we have. Our competitors have greater name credibility than we have with potential users. These competitors also may be able to adopt more aggressive policies and devote greater resources to the development and promotion or their websites. To be competitive, we will have to continue to invest significant resources in research and development, sales and marketing, and customer support. We may not have sufficient resources to make these investments or to develop the technological advances necessary to be competitive, which in turn will cause our business to suffer and restrict our profitability potential.

Changing consumer preferences may negatively impact our business.

The Company's success is dependent upon the ongoing need and appeal for our social network website. Consumer preferences with respect to such websites are continuously changing and are difficult to predict. As a result of changing consumer preferences, we cannot assure you our website will achieve user or advertiser acceptance, or that it will continue to be popular with users or advertisers for any significant period of time, or that new products will achieve an acceptable degree of market acceptance, or that if such acceptance is achieved, it will be maintained for any significant period of time. Our success is dependent upon our ability to develop, introduce, and gain user and advertiser acceptance, and on user and advertiser willingness to continue on a long term basis to use our website. The failure of our website to achieve and sustain market acceptance and to produce acceptable margins could have a material adverse effect on our financial condition and results of operations.

Because our Directors and officers have no experience in running a company that operates a social media website, they may not be able to successfully operate such a business which could cause the Points and the Shares to have no value.

We are a development stage company and we have developed a social media website. Steve Pfirman and Nick Palin, our current Directors and Officers, have effective control over all decisions regarding both policy and operations of our Company with no oversight from other management. Our success is contingent upon the ability of these individuals to make appropriate business decisions in these areas. However, our Directors and Officers have no experience in operating a company operates a social media website. It is possible that this lack of relevant operational experience could prevent us from becoming a profitable business and could cause the Points and the Shares to have no value.

Our Directors own approximately 66.0 % of the outstanding shares of our common stock, and may be able to influence control of the company or decision making by management of the Company.

Our Directors presently hold  66.0 % of our outstanding common stock , assuming none of the currently exercisable warrants to acquire 64,952,381 shares of our common stock held by an Affiliate are exercised . If all of the 400,000,000 shares of our common stock being offered hereby are sold  and assuming none of the currently exercisable warrants to acquire 64,952,381 shares of our common stock held by an Affiliate are exercised , the shares held by our Directors will constitute approximately 37.05 % of our outstanding common stock. However, under our Plan, this will not occur for at least six years. Thus, currently and for the near-term future, the current Directors will still have a majority control and will still have a majority of the voting power for all business decisions.

If our intellectual property protection is inadequate, competitors may gain access to our technology and undermine our competitive position.

We regard our current and future intellectual property as important to our success. We rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our intellectual property. We have registered our domain names, trademarks, and service marks in the United States. Our registered trademarks in the United States include the service mark “ChatChing,” with serial number 85235907 and filing date of February 10, 2011; ChaChing with serial number 85259008 and filing date of March 5, 2011 and Use It, Own It with serial number 85310122 and filing date of May 2, 2011; all of which expire in 2021. In addition, we also protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties.

Despite our precautions, unauthorized third parties may copy certain portions of intellectual property or reverse engineer or obtain and use information that we regard as proprietary. We cannot assure you that our intellectual property rights can be successfully asserted in the future or that they will not be invalidated, circumvented or challenged. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Our means of protecting our proprietary rights in the United States or abroad may not be adequate and competitors may independently develop a similar technology. Any failure to protect our proprietary information and any successful intellectual property challenges or infringement proceedings against us could have a material adverse effect on our business, financial condition, or results of operations.

RISKS RELATING TO THE INTERNET INDUSTRY

The security risks or perception of risks of using social media websites may discourage users from using our website.

We and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or know-how to breach the security of user data. Any breach could cause users to lose confidence in the security of our Website and choose not use our site.

We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms that we will use to protect user data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

We may be liable if third parties misappropriate our users’ personal information.

If third parties are able to penetrate our network security or otherwise misappropriate our users’ personal information, or if we give third parties improper access to our users’ personal information, we could be subject to liability. This liability could include claims for impersonation or other similar fraud claims. This liability could also include claims for other misuses of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if government agencies investigate our privacy practices.

System and online security failures could harm our business and operating results.

Our services will depend on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations will be vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, telecommunications failure, break-ins, earthquakes and similar events. Our Internet host provider does not guarantee that our Internet access will be uninterrupted, error-free or secure. Our servers are also vulnerable to computer viruses, physical, electrical or electronic break-ins and similar disruptions. Any substantial interruptions could result in the loss of data and could completely impair our ability to generate revenues from our service. We do not presently have a full disaster recovery plan in effect to cover the loss of all facilities and equipment. We do have business interruption insurance; however, do intend to utilize redundant data centers around the U.S.

If we do not respond to rapid technological changes, our services could become obsolete and we could lose users.

To remain competitive, we will need to continually enhance and improve the functionality and features of our social media website. We may face material delays in introducing new services, products and enhancements. If this happens, our users may forgo the use of our Website and use those of our competitors. The Internet and the social media industry are rapidly changing. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing website and our technology and systems may become obsolete. Our failure to respond to technological change or to adequately maintain, upgrade and develop our computer network and the systems used to process users’ uses of our website could harm our business, prospects, financial condition and results of operations.

Existing or future government regulation could harm our business, results of operation and financial condition.

We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our business. For example, United States and foreign laws regulate our ability to use user information and to develop, buy and sell mailing lists. The vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised thereby. Those laws that do reference the Internet are only beginning to be interpreted by the courts and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm our business, results of operation and financial condition.

The content of our website could expose us to various kinds of liability, which, if prosecuted successfully, could negatively impact our business.

We will face potential liability for negligence, copyright infringement, patent infringement, trademark infringement, defamation, and/or other claims based on the nature and content of the materials our user’s post. Various claims have been brought, and sometimes successfully prosecuted, against Internet content distributors. We could be exposed to liability with respect to the unauthorized duplication of content or unauthorized use of other parties’ proprietary technology. Any imposition of liability that is not covered by insurance, or is in excess of insurance coverage, could materially adversely affect our financial condition and results of operations. Any claim of infringement, with or without merit, could be time consuming, result in costly litigation or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us, or at all. As a result, any such claim of infringement against us could have a material adverse effect upon our business, financial condition, results of operations and cash flows.

RISKS RELATING TO OUR COMMON STOCK

If we do not register additional shares of common stock for issuance to Qualified Members under the Plan, and make conforming amendments to the Plan itself, we will not be able to attain our goal of having our company owned 50% by Qualified Members when all 20 allocations under the Plan are completed.

We currently could have up to 474,730,156 shares of our common stock held by persons who are not Qualified Members, assuming exercise of all outstanding warrants as of the date of this Post Effective Amendment.  It is our goal to have our company owned 50% by Qualified Members when all 20 allocations under the Plan are completed.  However, we have only registered 400,000,000 shares under this Post-Effective Amendment and have no other shares registered for issuance to Qualified Members.  Although we have amended our Articles of Incorporation to authorize 1,500,000,000 shares of common stock with the intent of being able to attain this goal, if we do not file another separate registration statement or otherwise register additional shares of common stock for issuance to Qualified Members, we will not be able to meet this goal.  Although it is our current intent to register more shares such that we can meet our stated goal, there is no assurance that we will file such a registration statement or otherwise register such additional shares or that if such registration statement is filed it will ever be declared effective.  As such, there is no assurance that we will be able to attain our goal of having our company owned 50% by Qualified Members when all 20 allocations under the Plan are completed.

Qualified Members may have difficulty in reselling their Shares due to the lack of market.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained thereafter. We cannot predict when, if ever, we will attempt to secure a qualification for our securities to be quoted on the Over the Counter Bulletin Board or a similar trading venue.

We may in the future issue additional shares of our common stock which would reduce investors’ ownership interests in the Company and which may dilute our share value. We do not need stockholder approval to issue additional shares.

Our Articles of Incorporation authorize the issuance of 1,500,000,000  shares of common stock, no par value per share. The future issuance of all or part of our remaining authorized common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Our common stock may become subject to the "penny stock" rules of the SEC if a trading market in our securities develops, which would make transactions in our stock cumbersome and may reduce the value of our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Security and Exchange Commission relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We do not intend to pay cash dividends on our shares of common stock but rather, we intend to finance the development and expansion of our business, delaying or perhaps preventing investors from receiving a return on their shares.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

We are currently a voluntary reporting company Securities Exchange Act of 1934, and as such we will continue as a reporting company but will not be subject to the proxy statement or other information requirements of the 1934 Act, our securities will not be eligible to be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

We have not yet filed registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on September 30, 2012. As we did not file a registration statement on Form 8-A at or prior to September 30, 2012, we will continue as a reporting company that will not be subject to the proxy rules, Section 16 ownership reporting and short swing profits provisions or other requirements of the 1934 Act, our securities cannotbe quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

As the Points will not be issued and ownership of the Points will not be transferred to Qualified Members until ChatChing’s website has exceeded one million Qualified Members, which condition has not occurred and further which there is no reasonable assurance will ever occur, Qualified Members may engage in activities designed to qualify them to become owners of the Points but may not ever be issued or otherwise become owners of Points under this Registration Statement if website does not exceeded one million Qualified Members.

In addition to the Points being not transferable except in certain cases to charitable organizations or by will or inheritance on the death of a Qualified Member, the Points will not be issued and ownership of the Points will not be transferred to Qualified Members until ChatChing’s website has exceeded one million Qualified Members. We currently have 68 Qualified Members. As this one million Qualified Members condition has not yet occurred and further which there is no reasonable assurance will ever occur, particularly given the small number of Qualified Members we have been able to obtain since the site became operational, Qualified Members may engage in activities designed to qualify them to become owners of the Points but further which there is no reasonable assurance will ever be issued or otherwise become owners of Points under this Registration Statement if website does not exceeded one million Qualified Members.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Even if we are no longer an emerging growth company under the JOBS Act, we are permitted to use the scaled disclosure requirements for executive compensation and are not required to have an attestation of our internal controls over financial reporting as a smaller reporting company. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock held by non-affiliates exceeds $700 million as of any March 31 before that time, in which case we would no longer be an emerging growth company as of the following March 31. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

In connection with our filing of our registration statement with states in which we desire to offer and sell the securities under this registration statement, we were required to state the following as additional risk factors.

•	The Issuer, ChatChing, is insolvent and its auditor has expressed substantial doubt about the Issuer's ability to continue as a going concern.

•
Due to the accumulated stockholders' deficit, the securities of the Issuer, ChatChing, are currently worthless and further which there is no reasonable assurance will ever have value. The value, if any, of a user's efforts to earn points may be lost in its entirety if the Issuer fails to become profitable.

•	The actions necessary for users to earn points will not directly result in revenue for the Issuer, and, thus, use of the Issuer's website may never result in profitability for the Issuer.

•	The users should not make investment or portfolio decisions based upon the award or ownership of points or converted shares of the Issuer's stock.

•	The issuer does not intend to indemnify the Qualified Members regarding securities liabilities.

•
The first Allocation would take place three months following ChatChing reaching one million Qualified Members and that a Qualified Member may not receive the Allocation if he or she does not meet certain criteria. For example, in each Allocation, a participating Qualified Member's award of compensation shares would be contingent on a vesting requirement that in the following 12 months the Qualified Member must earn additional Points equal to or greater in number than the amount designated by the Qualified Member for that Allocation. If a Validated Qualified Member does not satisfy the Vesting Condition, no Plan Shares will be issued in that Allocation to that Validated Qualified Member and the Validated Qualified Member's Points that participated in that Allocation will be cancelled.

•
Because the total number of Points then held by qualifying Qualified Members will depend on the level of services they render that generate Points, there is no specific number of shares of common stock for which a specific number of Points is exchangeable, and the number of shares for which any particular number of Points is exchangeable will depend on the total number of unexchanged Points held by qualifying Qualified Members on the exchange date.

•
The plans are for a series of 20 such Allocations. The first Allocation after the initial Allocation would be made every calendar quarter thereafter, if the total number of Qualified Members has increased by at least one million since the last preceding Allocation, until a total of 20 Allocations have been carried out. Disclose the risk that the number of Qualified Members may not reach one million and that Qualified Members would receive no post-initial Allocation in that case.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

 USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the issuance of Points or Shares to our Qualified Members.

DETERMINATION OFFERING PRICE

The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been no market for our securities.

The rate at which the number of Points may be converted into shares of common stock will vary based upon the aggregate number of Points earned by Qualified Members during each of the 20 allocation periods. For purposes of calculating the Registration Fee, the Board of Directors made a good faith estimate that a maximum of 25,000 Points would be converted into one share of Common Stock in each allocation period. As the Common Stock has no par value and the Company has a negative book value, the Board believed the best estimate of the purchase price per share for Common Stock was based upon the most recent cash sale price for the common stock as there was no other objective evidence that could be used for making such a determination.

DILUTION

We have valued the Points based upon the value of the underlying Shares. We have based the value of the underlying Shares based upon the cash purchase price paid by existing shareholders. Notwithstanding the foregoing, even if the points are valued based on cash prices, they would be recorded as a charge to earnings on the financial statements. That means that the share issuances will not result in an increase in book value per share for financial statement purposes. The issuance of shares for no cash consideration will result in dilution to existing shareholders but not new shareholders.

BUSINESS

Organization

We were incorporated as Social Network Marketing, Inc. on January 19, 2011 under the laws of the State of Florida. On June 30, 2011, we authorized an 8 share for 10 share reverse stock split. All share numbers in this Post Effective Amendment have been adjusted to effect this stock split. On July 5, 2011, we amended our Articles of Incorporation to change our name to Chatching Inc.

Our principal executive offices are located at 1061 E. Indiantown Rd. #400 Jupiter FL 33477, and our telephone number is 561-316-3867.

We maintain a website at www.chatching.com.

Business

We operate a social networking website, ChatChing.com. We have currently completed initial development of the site and it is open to the public.

Since our inception, we have spent over 20,000 man-hours to develop our website and have taken the following significant operational activities in furtherance of our business plan:

●
Developed a fully functional social networking website which has been available in private beta since April 11, 2011. Over 8000 hours in technical development work completed. The technical work included:

o	Developed requirements and features list
o	Evaluated programming frameworks and platforms
o	Installed issue tracking and resolution system
o	Designed and developed screens and forms
o	Modeled advertising system
o	Configured and tested Amazon EC2 cloud-based server banks with load balancing
o	Setup SQL database with master / slave scaling
o	Evaluated database scaling technologies
o	Implemented version control system

●
Majority of site has been translated into Chinese, Dutch, Filipino, French, German, Greek, Hebrew, Hindi, Italian, Japanese, Korean, Portuguese (Brazil), Portuguese (European), Russian, English (UK), Spanish, Turkish, Vietnamese plus fully English (USA).

●	We own two trademarks (ChatChing and Use It Own It).
●	Service agreement entered with Amazon for hosting servers to ensure site capacity and facilitate potential rapid growth.
●	Chief Technical Officer and Chief Marketing Officer recruitment commenced for post launch revenue activities and site roll-out.

The current status of our site is as follows:

●
The following functions have been tested and found fully-functional on our development site: Registration of members and basic social networking actions that include creation of profile, inviting of friends, sharing of comments, sharing of photos, sharing of video links, on site chat, video chat and communication between members, as well as the incentive points system to support the offering. These functions are available for the launch of the web site.

●
We continue development of more advanced features. These features include facial recognition, advanced member relationships, special profile pages, advanced privacy settings and member interest groups, integrated content with other social networking sites and dynamic updating of point counters. We anticipate that these functions will be available in the coming weeks and months, although because they are still under development there is no assurance as to when, if ever, they will actually become available:

●
Additionally We have developed an iOS® application to interface with ChatChing and are in beta testing. We anticipate launching this application in the second calendar quarter of 2014. This is an
iPhone/iPad application which will provide access to ChatChing content from apple mobile devices.

Our website is designed for use by individuals from all socio-economic and demographic backgrounds. We plan to generate revenues from contracts for advertisements to appear on ChatChing.com

We believe that the more members of our website, the more advertising revenue we can generate. The central focus of our business plan is to build the member base for our website. Our plan to quickly generate a member base that will allow us to obtain advertising revenue has two components. First, we have designed ChatChing.com to be easy and enjoyable to use for social networking. Second, we plan to offer members of our site the opportunity, if and only if they elect and only pursuant to the procedure specified on our website, to become Qualified Members to our company entitling them to earn Points under a Points system which are convertible into shares of our Common Stock as specified in a our Qualified Members Benefit Plan.

Members are not required to become Qualified Members. Although Qualified Members will receive Points as a result of their activities on our site as well as activities on our site by other persons identified to the Company by the Qualified Member to be invited by the Company to become Members of our website who become members of our site as a result, our Qualified Members will not receive any additional Points or any other benefits if an Qualified Member or Member identified and Company invited Member elects, on their own and only by following the procedures set forth on our website, to become a Qualified Member. In other words, our Qualified Members will receive exactly the same number of Points in connection with identifying a person to be invited by the Company to become a member of our website as well as that Referred Member’s use of the website regardless of whether or not the Qualified Member or Member identified and Company invited member elects to become a Qualified Member or uses our site simply as a Member.

Our Business Model

We offer a simple, easy to use yet comprehensive broad-based social networking website. Our members will be able to use our website from their personal computers, laptops and smart phones. Through our website, our members will also be able to post status updates and connect with a network of “friends” to engage in private and public communications. Members will easily be able to share self-created content, including pictures and other media. A beta version of the website is privately operational. Development continues with programmers focusing on optimization, targeted enhancement and back-end functionality for revenue maximization.

We expect that our revenue will be derived from selling advertising space on ChatChing.com. We intend to offer social advertising capabilities with the ability for members to share interesting advertisements with others. As our members become more and more engaged in using ChatChing.com to serve daily social networking needs, we plan to collect data to facilitate sales of advertisements to a targeted member base. Our founders are experienced in working with online advertising metrics and maximizing advertising via specific demographic and socio-economic variables as well as member interests. We currently sell advertising thru Google AdSense. We intend to include in the coming months additional resellers including but not limited to AdBrite, Open X and Value Click. We currently have publisher accounts with both Google and Open X. We have publisher accounts with both Google and Open X but will need to provide them with a live site for final approval in the days just prior to launch of service. Our plan is to utilize existing ad marketplaces and begin direct sales when we have a critical mass of at least 250,000 active daily members. As of the date of this Post Effective Amendment, we have not taken any action to sell advertising in this fashion and have no contracts, agreements or commitments from any advertising purchaser.

As we grow and hire a sales team after we hit this critical mass, we plan to approach Fortune 500 companies for long term advertising and branding campaigns. To achieve these targets, we plan to support our initial website launch with ongoing advertising and public relations campaign. However, in compliance with SEC rules, none of our advertising or other public relations materials will contain any description of our Qualified Member Program, including the offer of Points convertible into Shares to persons who agree to become Qualified Members by following the procedure set forth on our website, except to the extent such description complies with the disclosure specified in SEC Rule 134, “Communications Not Deemed a Prospectus.” We have developed different advertising and public relations models with varying amounts of investment, which we will implement when we generate sufficient operating revenues or secure financing from other sources. As of the date of this Post Effective Amendment , we have no contracts, agreements or commitments for financing from other sources.

We will offer to persons who wish to become Qualified Members the ability to click on a link which will take them to a separate webpage where they will be allowed the opportunity to sign up as a Qualified Member by following the procedure described in “Plan of Distribution – Offering Procedure,” in our registration statement.

Qualified Member Agreement

The Qualified Member Agreement provides as follows:

During the term of the Agreement, Qualified Member shall provide the following services in connection with of the business of Company in order to fully and successfully implement the Company’s business plan: The services which the Qualified Member may render are set forth in Exhibit A to the Company’s Qualified Members Benefits Plan (“Plan”), a copy of which has been furnished to Qualified Member. The entire Plan is incorporated by reference into the Agreement and all provisions of the Plan are made a part of the Agreement and binding upon Qualified Member.

Qualified Member may select which of the duties under the Plan Qualified Member wishes to perform. Qualified Member is not required to render any of these services and is free to use other social networking sites.

Qualified Members are prohibited from making any communication to a potential member, which could be deemed an offer of securities in violation of federal securities laws. Because of the likelihood that our Qualified Members will not be licensed, securities industry persons who will understand the legalize of nature of the communication restraints placed on them by the Qualified Member Program and Qualified Member Agreement, we have adopted certain compliance procedures to assure than no offers of our securities in violation of federal securities laws will be made by us or by our Qualified Members, as further described in Plan of Distribution – Certain Regulatory Issues,” below.

In that connection, Qualified Members will represent in the Qualified Member Agreement that they understand and agree that potential Members they may identify to the Company for the Company to invite to become members are not required to become Qualified Members. Although Qualified Members will receive Points as a result of referring other persons to become Members of the website, Qualified Members will not receive any additional Points or any other benefits if an identified and Company invited Member elects, on their own and only by following the procedures set forth on our website, to become a Qualified Member. In other words, a Qualified Member will receive exactly the same number of Points in connection with referring a Member as well as that Identified/Company Invited Member’s use of the website regardless of whether or not the identified and Company invited Member elects to become a Qualified Member or uses our site simply as a Member.

Further, through its Random Qualified Member Testing Program and monitoring of internet communications or if otherwise brought to its attention, if Company discover a Qualified Member has been making communications about its Qualified Member Program beyond those permitted under the Qualified Member Agreement, any Qualified Member violating this or any other provision of the Qualified Member Agreement will be terminated as a Qualified Member and will forfeit without consideration all accumulated Points and unvested Stock Awards

Other provisions of the Qualified Member Agreement include:

●
Qualified Member may terminate the Agreement upon written notice to the Company, which shall be effective five (5) business days from the date of such notice. The Agreement shall also terminate upon award of all stock eligible to be awarded under the Plan.

No person may be a Qualified Member unless they are 13 years of age or older. If Qualified Member is older than 13 but younger than 18, this Agreement is not valid until the PARENTAL CONSENT FORM attached to the Agreement is completed and signed in full.

Qualified Members Benefit Plan

The Qualified Members Benefit Plan provides for compensation Qualified Members under the terms of our Qualified Members Benefit Plan.

The compensation will be Points which can be converted into Shares of Common Stock as described below, but only upon the sale and transfer of ownership to a Qualified Member of the Points we will track; and we will only transfer ownership interest of the Points to a Qualified Member if certain conditions have been met, including the site achieving one million Qualified Members, which has not occurred and for which in the future there is no reasonable assurance the this condition will occur.

The compensation will be based upon Points awarded under the Plan and certain other conditions set forth in the Plan. We will award Points to Qualified Members who elect to participate in the Points program for the following types of services:

Category	Action / Event	Points Awarded	Frequency Limit

	Post invite Link to Major SN Site (FB, Twitter, LinkedIn, Google+, MySpace)	100	Once per month on a given site
	Post invite Link to non Major SN Site	10	10 Sites per month
	Address book extraction and invite	50	once per month min 50+ addresses
	Invites The Member Initiates	0	Once per email address
	Accepted Identified/Company Invited Users Provides Basic Profile Data	100	No Limit
	Like us on Facebook	20	1 Per Lifetime
	Follow ChatChing on Twitter	20	1 Per Lifetime
	Use a ChatChing hashtag	1	3 Per Day
	Post of the month with more likes	500	1 Per Lifetime

User Activity
	Complete Profile All Basic Data	100	1 Per Lifetime
	Substantially complete profile with history and interests	100	1 Per Lifetime
	Upload Photos	5	5 Per Day
	Update Status	3	3 Per Day
	Post a Comment to Wall, Status, page, Blog, Photo, Album, Forum	2	Once per profile or page - limit 10 total per day.
	Share a ChatChing post with friends	2	4 Per Day
	Tag Photo	3	1 Per Photo
	Add a Friend	5	25 per month
	Identify Special Friend	25	Once per friend (Limit 10 lifetime)
	Send Message	1	5 Per Day (once per other member)
	Maintaing Linked Socials Accounts	25	One / month per linked linked if linked for full month.
	Play Games or Use Open Social Application	3	4 Per Day, Required 10 Consecutive Minutes of App Usage
	Chat with Friends	2	per conversation with friend
	Install ChatChing mobile application	100	1 Per Lifetime
	Host Apps or Games (dev)	3	4 Per Day

View to your content on ChatChing
	View to your profile or page	1	Once per viewing member account per day
	Receive a comment to Wall or Post	2	Once per posting member account per day
	Posted comment to one of your posts	2	Once per viewing member account per day
	Receive Message	1	Once per sending member account per day
	Views to Photo Album	1	Once per viewing member account per day
	Member subscriber to one of your pages	1	Once per member per month
	Member Engaging Game or Open App You Host on ChatChing	1	One Per member Per Day

*Recruited member must join with email address supplied during invite, joins with the same browser used in clicking a posted invite (cookie must be accepted by the browser and note deleted before registering), or identify member as principal inviter during registration.

**Not all point earning activities will be available at all times. Additional point earning functions will be added periodically as features are added to the site. Point award amounts and limits can be changed at any time at the discretion of ChatChing management.

Points from Activities by Referred Members. A Referred Member is any new Member that directly or indirectly becomes a member of the Site by being identified by another Member or a Qualified Member and then invited to become a member by the Company in accordance with the procedure set forth in the Company’s registration statement as filed with the SEC; and the new member identifies the existing member as the member who most influenced them to register at ChatChing. There is no obligation of any Referred Member to become a Qualified Member, and a Qualified Member will receive no additional Points, Shares, compensation or other benefit if any Referred Member becomes a Qualified Member, whether initially or at any subsequent time. However, the Points set forth below will be awarded if a qualified Referred Member A, B, C, D, E or F as set forth in the table below refers another person who becomes only a Referred Member by being identified for invitation by the Company by such qualified Referred Member A, B, C, D, E or F, regardless of whether or not such qualified Referred Member A, B, C, D, E or F is Qualified Member.

The Qualified Members can receive additional Points for any additional Referred Members identified by any of their initial Referred Members, and so on, but subject to limitations as follows:

Type of Referred Member	Percentage of Points of Type of Referred Member earned by Qualified Member
Referred Member A initially identified by Qualified Member and invited by Company	25%
Referred Member B identified by Referred Member A and invited by Company	20%
Referred Member C identified by Referred Member B and invited by Company	15%
Referred Member D identified by Referred Member C and invited by Company	10%
Referred Member E identified by Referred Member D and invited by Company	10%
Referred Member F identified by Referred Member E and invited by Company	10%
Referred Member G and lower identified by Referred Member F and lower and invited by Company	None

The Points represent the potential right, in certain circumstances described below, to receive shares of our Common Stock. Unless and until these circumstances occur, the Points do not represent equity in ChatChing or any right to vote or otherwise have any rights of a shareholder. If these circumstances do not occur, the Points will expire and will be of no value. The Points are issuable only to an individual Qualified Member and are not transferrable by sale, gift or otherwise during the Qualified Member’s lifetime. They are transferrable only as provided in the will of any deceased Qualified Member or, if no will exists, by the laws governing transfer of the assets of a deceased Qualified Member. Any attempt to transfer Points in violation of this limitation will be ineffective, and we reserve the right to cancel any Points if we learn that an attempt has been made to transfer them in violation of this limitation.

We currently could have up to 474,730,156 shares of our common stock held by persons who are not Qualified Members, assuming exercise of all outstanding warrants as of the date of this Post Effective Amendment. It is our goal to have our company owned 50% by Qualified Members when all 20 allocations under the Plan are completed. However, we have only registered 400,000,000 shares under this Post-Effective Amendment and have no other shares registered for issuance to Qualified Members. Although we have amended our Articles of Incorporation to authorize 1,500,000,000 shares of common stock with the intent of being able to attain this goal, if we do not file another separate registration statement or otherwise register additional shares of common stock for issuance to Qualified Members, we will not be able to meet this goal. Although it is our current intent to register more shares such that we can meet our stated goal, there is no assurance that we will file such a registration statement or otherwise register such additional shares or that if such registration statement is filed it will ever be declared effective. As such, there is no assurance that we will be able to attain our goal of having our company owned 50% by Qualified Members when all 20 allocations under the Plan are completed. We will also have to amend our Plan to take into account that more than 400,000,000 shares will have to be allocated to Qualified Members under the Plan, which we also have not done as of the date of this Post Effective amendment, although we intend to do so in the near future.

We are not restricted in our ability to offer other equity securities (which may consist of Common Stock or other forms of equity) for sale or to issue new equity in connection with employee and other incentive programs or to acquire other businesses or assets. Any such activities would dilute the shares issuable in exchange for Points so the total number of shares of Common Stock issuable in exchange for Points may not represent 50% of the total equity or voting equity of ChatChing at any point in time , as is currently the case. However, as noted above, it is our intent to take all actions necessary such that our company will be owned 50% by Qualified Members when all 20 allocations under the Plan are completed

We are offering Points solely to individual Qualified Members to ChatChing.com who elect to participate in the Points program and only in recognition of their bona fide services rendered in furtherance of the business plan of ChatChing. We are not charging money for Points, and Points are not transferable except to bona fide charitable or nonprofit organization organizations registered as Qualified Members and approved by ChatChing to receive charitable point donations; or by will or inheritance on the death of a Qualified Member. Once ChatChing’s website has exceeded one million Qualified Members, the participating Qualified Members will be permitted to participate in an allocation process, with each Allocation (an “Allocation”) resulting in the issuance of an aggregate of 20,000,000 shares of Common Stock to qualifying Qualified Members who satisfy a 12-month vesting requirement, as described below.

ChatChing plans a series of 20 such Allocations, which together would result in the issuance to qualifying Qualified Members of an aggregate of a number of shares of common stock of ChatChing  equal to two times the number of issued and outstanding shares of common stock on a fully diluted basis not held by Qualified Members, although as noted above additional actions must be taken by the Company to assure that this happens. The first Allocation would take place three months following ChatChing’s reaching one million Qualified Members. Allocations after the initial Allocation would be made every calendar quarter thereafter, if the total number of Qualified Members had increased by at least one million since the last preceding Allocation, until a total of 20 Allocations have been carried out. At that point, all of the Compensation Shares will have been issued, and the Points program would cease. The number of shares of Common Stock for which the Points are exchangeable is subject to customary adjustments for stock splits, stock dividends and recapitalizations.

Because the total number of Points then held by qualifying Qualified Members will depend on the level of the services they render that generate Points, there is no specific number of shares of Common Stock for which a specific number of Points is exchangeable, and the number of shares for which any particular number of Points is exchangeable will depend on the total number of unexchanged Points held by qualifying Qualified Members on the exchange date.

As of the date of this Prospectus, we have not transferred ownership of or become legally obligated to issue any of the securities which are subject of this registration statement.Further, with respect to the Points, in addition to the Points being not transferable except in certain cases to charitable organizations or by will or inheritance on the death of a Qualified Member, the Points will not be issued and ownership of the Points will not be transferred to Qualified Members until ChatChing’s website has exceeded one million Qualified Members. We currently have 68 Qualified Members. As this one million Qualified Members condition has not yet occurred and further which there is no reasonable assurance will ever occur, particularly given the small number of Qualified Members we have been able to obtain since the site became operational, Qualified Members may engage in activities designed to qualify them to become owners of the Points but for which there is no reasonable assurance will ever be issued or otherwise become owners of Points under this Registration Statement if website does not exceeded one million Qualified Members.

To be qualified to acquire stock in an Allocation, participating Qualified Members would have to confirm certain personal identifying information and designate the number of their Points to participate in the Allocation. The number of Compensation Shares each participating Qualified Member would be eligible to acquire would be the Qualified Member’s pro rata portion of the total shares to be awarded in that Allocation, based on the ratio of the number of Points designated by that Qualified Member to the aggregate number of Points designated by all qualifying Qualified Members in that Allocation. There would be no cash payment or other consideration for Compensation Shares issued to qualifying Qualified Members, although we will charge Qualified Members a reasonable fulfillment fee for the issuance of their shares.

In each Allocation, a participating Qualified Member’s award of Compensation Shares would be contingent on a vesting requirement that in the following 12 months the Qualified Member earn additional Points equal to or greater in number than the amount designated by the Qualified Member for that Allocation. Shares would be issued at the end of the 12-month period to participating Qualified Members who satisfied this vesting requirement. If a participating Qualified Member does not satisfy that contingency, no shares would be issued in that Allocation to that Qualified Member. The shares not issued to that Qualified Member would be issued pro rata to other participating Qualified Members who satisfied the vesting requirement in that Allocation, and the Points designated by the Qualified Member for that Allocation could be used by the Qualified Member in later Allocations. In each Allocation, a participating Qualified Member can designate any or all of the Qualified Member’s Points not previously exchanged for Compensation Shares. In the event of a merger, reorganization, liquidation, asset sale or other major transaction to which ChatChing is a party, the Board of Directors may, at its option, select one or more of the following: (a) all issued Points to remain outstanding, (b) convert some or all issued Points into Points to acquire stock in another corporation that is a party to the transaction, (c) continue the Points Plan, with newly issued Points to be convertible into stock in another corporation that is a party to the transaction; or (d) terminate the Points Plan and cancel all Points.

The complete Qualified Members Benefit Plan is filed as an exhibit to the registration statement. The Plan authorizes the Board of Directors to interpret the Plan and to supply any omission or reconcile any inconsistency in the Plan. The Board of Directors may amend the Plan from time to time provided, however, any such amendments may not adversely affect then-existing interests or expectations of then-existing Qualified Members or other participants. In order to assure that any such amendments may not adversely affect then-existing interests or expectations of then-existing Qualified Members or other participants notwithstanding the fact that the Board has the unilateral right to amend the Plan, the Plan has been further amended to add the following to Section 12, as amended. In order to assure any such amendments not adversely affect then-existing interests or expectations of then-existing Qualified Members or other participants, the Board of Director’s power to amend the Plan is limited as follows: No amendment to the Plan will be applied retrospectively to any then-existing Qualified Members or other participants under the Plan prior to the date of the adoption of an Amendment, except as such amendment may be necessary to clarify any ambiguous terms or conditions of the Plan and then only in a way that does not adversely affect then-existing interests or expectations of then-existing Qualified Members or other participants. This provision may not be altered by further amendment by the Board.

Our Industry

Social media are works of member-created video, audio, text or multimedia that are published and shared in a social environment, such as a blog, wiki or video hosting site. Social media is distinct from traditional media, such as newspapers, television and film in three key areas. First, social media can be created by almost anyone. Traditional media production generally requires creation by those with specialized skills and training. Conversely, social media can be created by anyone familiar with ordinary computer skills. Second, it is relatively inexpensive to publish information using social media. Traditional media requires expensive assets such as printing presses, television studios, or broadcast towers to widely disseminate information. Social media can be widely disseminated using a personal computer, laptop or smart phone with an internet connection. Third, social media can be produced or updated almost immediately. With traditional media, it can take weeks or months to write a story for a magazine, print the magazine, and deliver the magazine to the readers. With social media, members may post stories, pictures, or video about an event as it is happening.

Social networking is the use of social media to communicate informally with other members, or to find people with similar interests to oneself. Social networking websites can range from broad based sites open to potentially all internet members to other websites for more targeted audiences

Our Technology

We have contracted with Amazon Web Service to host our website under the standard form AWS Customer Agreement. At launch our website will be able to serve over 5 million members.

We believe that Amazon Web Service will be able to meet our needs as our website attracts more members. However, we do not have any long term contracts with Amazon Web Service. In the event that Amazon Web Service can no longer meet our needs, we believe that there are many other server providers that have the capabilities to host our website.

Our Intellectual Property

We rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our intellectual property. We have registered our domain names, trademarks, and service marks in the United States. Our registered trademarks in the United States include the service mark “ChatChing,” with serial number 85235907 and filing date of February 7, 2011 and Use It, Own It with serial number 85310122 and filing date of May 2, 1011; both expire in 2021. In addition, we also protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties.

ChatChing.com’s proprietary software is being developed by a team of independently contracted programmers and graphic developers. We have developed a fully functioning social networking site and are in the final stages of testing. Additionally, we continue developments efforts to enhance the member interface and expand site capacity. Remaining planned development costs are approximately $100,000 which we anticipate will be funded by loans from management. Through contractual agreements, we own the proprietary software and other inventions created by such independent programmers and graphic developers. Furthermore, each of the independent programmers and graphic developers have entered into non-disclosure agreements to help protect our intellectual property and other confidential information.

Competition

There are numerous social networking sites. Many of our existing and potential competitors have substantially greater financial, technical, marketing and distribution resources than we do. Additionally, many of these companies have greater name recognition and more established relationships with our target customers. Furthermore, these competitors may be able to adopt more aggressive pricing policies and offer customers more attractive terms than we can. If we are unable to compete successfully, our business may suffer and our sales cycles could lengthen, resulting in a loss of market share or revenues.

We are a very small competitor in the market. Facebook is the largest social networking website with 800 million members. Twitter has 175 million members. LinkedIn is website targeted towards professional and career social networking. LinkedIn has approximately 100 million members. Its members create a profile containing an outline of their current and former professional achievements and connect their profiles with other people with whom they have professional, educational, or personal relationships. hi5 is a social networking website targeted towards gamers and is popular in Latin America. hi5 has over 40 million monthly visitors and is available in over 50 languages. There are many other social networking websites of all sizes.

We believe that competition within the industry based principally on a combination of quality, price, design, responsiveness and delivery, reputation, production capacity and after sales customer services. We distinguish ourselves from our competitors by not only offering and easy to use comprehensive social networking site, but also, by giving our members who become Qualified Members gain the ability to become a shareholders of our company as compensation for rendering specified bona-fide business development services under the Qualified Member Agreements.

We continue development of more advanced features. These features include facial recognition, advanced member relationships, special profile pages, advanced privacy settings and member interest groups, integrated content with other social networking sites and dynamic updating of point counters. We anticipate that these functions will be available in the coming weeks and months, although because they are still under development there is no assurance as to when, if ever, they will actually become available

Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. In the United States and abroad, laws relating to the liability of providers of online services for activities of their members and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by members. Any court ruling or other governmental action that imposes liability on providers of online services for the activities of their members and other third parties could harm our business. In addition, rising concern about the use of social networking technologies for illegal conduct, such as the unauthorized dissemination of national security information, money laundering or supporting terrorist activities may in the future produce legislation or other governmental action that could require changes to our products or services, restrict or impose additional costs upon the conduct of our business or cause members to abandon material aspects of our service.

In the area of information security and data protection, many states have passed laws requiring notification to members when there is a security breach for personal data, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal, state, and foreign laws regarding privacy and protection of member data. We will post on our website our privacy policy and member agreement, which describe our practices concerning the use, transmission and disclosure of member data. Any failure by us to comply with our posted privacy policy or privacy related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of data protection laws, and their application to the Internet is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with our current data protection practices. Complying with these varying international requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our members’ privacy and data could result in a loss of member confidence in our services and ultimately in a loss of members and customers, which could adversely affect our business.

In addition, because our services are accessible worldwide, certain foreign jurisdictions have claimed and others may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees, or infrastructure.

Employees

Currently, in addition to management who now devote full time to our business, we have a Chief Technology Officer who began devoting full time to our business subsequent to September 30, 2013. We have no other employees, and all services not provided by management and our CTO are provided by contractors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAUTIONARY STATEMENT

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and other financial information included in this Registration Statement.

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking. Forward-looking statements are, by their very nature, uncertain and risky. These risks and uncertainties include international, national, and local general economic and market conditions; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; change in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; the risk of foreign currency exchange rate; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this Post Effective Amendment reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this Post Effective Amendment as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

The Management’s Discussion and Analysis of Financial Condition and Results of Operations and Plan of Operation (“MD&A”) should be read in conjunction with our unaudited consolidated financial statements for the quarter ended year ended December 30, 2013 and 2012. The discussion in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” also includes subsequent activities up to February 10 , 2014. These financial statements have been prepared in accordance with generally accepted accounting policies in the United States (“GAAP”).

The following discussion and analysis should be read in conjunction with our financial statements and related notes appearing elsewhere in this Post Effective Amendment . In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factor set forth in this Post Effective Amendment.

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions.

Critical Accounting Policies and Estimates

Critical accounting policies are those we believe are most important to portraying our financial conditions and results of operations and also require the greatest amount of subjective or complex judgments by management. Judgments and uncertainties regarding the application of these policies may result in materially different amounts being reported under various conditions or using different assumptions.

In connection with our filing of our registration statement with states in which we desire to offer and sell the securities under this registration statement, we were required to state the following in this section of the registration statement:

•	We intend to continue using founder’s capital for fund raising as required to support operations until we reach positive cash flow. Management is prepared to delay loan repayment dates as required.

•	The current offering is not for the purpose of fund raising. It is purely to support our member usage incentive system.

Overview

ChatChing operates a social networking website. We have designed our website to enable users to connect and communicate with each other, consolidate information from other social networking sites, as well as directly share information and user-generated content. We plan to generate revenues from online advertising at our website. We plan to offer a wide range of online advertising formats and solutions, including display advertising, social advertisements, promoted news feed items, and fan/brand pages.

We continue development of web site functionalities and to pursue state registrations to conduct our offering in all US states and territories. Current we are able to provide our service to the residents of 35 states and territories. We have not yet generated or realized any revenues from our business operations.

In addition to our website, we are in final testing of the initial release of a mobile application for members to access our service. We now anticipate releasing this application in the coming weeks.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a)
the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)
the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c)	the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(d)	the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes. These exemptions are also available to us as a Smaller Reporting Company.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the Jobs Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Plan of Operations

ChatChing Inc. has not generated any revenue as of September 30, 2013.

Results of Operations

For the fiscal year ended September 30, 2013 vs. September 30, 2012

We incurred $178,861 in expenses from inception to fiscal year end September 30, 2011. These expenses in the aggregate consist primarily of general and administrative costs of $28,360, professional fees primarily in connection with our registration statement of $144,187 and website hosting expenses of $6,314.

For the fiscal year ended September 30, 2012, we incurred an additional $200,284 in expenses. These expenses in the aggregate consist primarily of general and administrative costs of $50,659, professional fees primarily in connection with our registration statement of $103,953 and website hosting expenses of $31,206.

For the quarter ended September 30, 2013, we incurred an additional $29,738 in expenses. These expenses in the aggregate consist primarily of general and administrative costs of $3,913, professional fees primarily in connection with our registration statement of $1,298 website maintenance costs of $23,278, and website hosting expenses of $2,903, interest expense of $11,199 and amortization of capitalized website costs of $42,893.

For the fiscal year ended September 30, 2013, we incurred an additional $382,746 in expenses. These expenses in the aggregate consist primarily of general and administrative costs of $18,819, professional fees primarily in connection with our registration statement of $55,898, website maintenance costs of $135,029, website hosting expenses of $35,376, interest expense of $31,912 and authorization of capitalized website costs of $128,667.

We anticipate taking the following steps to implement our business plan in the next 12 months. Our capital requirements for implementation of these steps are estimated at $600,000, as set forth in the table below.

Milestone or Step	Expected Manner of Occurrence or Method of Achievement	Date When Step Should be Accomplished	Cost of Completion

Post Launch Site Expansion	Continue development of services. (Website and mobile apps)	Current –June 2014	$100,000
Marketing and Growth	Public relations activities promoting growth and usage of ChatChing.	(Mid June 2014-June 2015)	$500,000
Continued Service	We anticipate maintaining operations within available cash flow.	mid 2015 onward	$0

Liquidity and Capital Resources

In addition to our estimated capital requirements of $600,000 in the next 12 months as described above, we will incur other costs payable to non-affiliated third parties irrespective of our business development activities, including bank service fees and those costs associated with SEC requirements associated with going and staying public, estimated to be less than $125,000 for the next 12 months. Accordingly, we estimate our capital requirements for the next 12 months to be approximately $725,000.

As of December 18, 2013, Steven Pfirman, our President, Secretary and Director and Nicholas Palin, a Director, loaned approximately $525,000, consisting of $275,000 by Mr. Pfirman and $250,000 by Mr. Palin, to fund development stage operations. The loans are binding legal obligations as they were made under Credit Line Agreements and related Credit Line Promissory Notes with Mr. Pfirman and Mr. Palin amended and restated in their entirety on April 8, 2013 to be in the amount of $275,000 and $250,000 respectively, aggregating $525,000, bearing interest at zero percent due on December 31, 2013. The Credit Line Agreements contain provisions concerning default and remedies in the event of default as well as other provisions related to these loans. The loans are secured by Security Agreements pledging all assets of the Company as security for the loans. Thus, at August 9, 2013, there were no available funds remaining on these lines of credit.

In April 2012, the Company issued $175,000 Notes to two (2) accredited investors, aggregating to $350,000. The Notes accrue PIK interest at 0.25% per annum, with the principal and PIK interest due at maturity (December 31, 2014). In connection with each of the Notes, the Company issued warrants to purchase 29,047,619 shares of no-par common stock for $36, which were exercised. The proceeds were allocated between the fair value of the warrants and the notes, resulting in the recognition of $49,170 as a debt discount.

In September 2012, the Company issued a $90,000 note to an accredited investor. The Note accrues PIK interest at 0.25% per annum, with the principal and PIK interest due at maturity (February 28, 2015). In connection with this note, the Company issued warrants to purchase 20,952,381 shares of No-Par Common Stock for $26, which was exercised. The proceeds were allocated between the fair value of the warrants and the notes, resulting in the recognition of $12,293 as a debt discount.

In February 2013, the Company issued a $150,000 note to an accredited investor. The Note accrues PIK interest at 0.25% per annum, with the principal and PIK interest due at maturity (December 31, 2015). In connection with this note, the Company issued warrants to purchase 29,047,619 shares of No-Par Common Stock for $36, which was exercised. The proceeds were allocated between the fair value of the warrants and the notes, resulting in the recognition of $42,146 as a debt discount. The investor has the right, upon the Company meeting certain operating metrics, to purchase an additional $75,000 note and receive the option to purchase 20,952,381 shares of No-Par Common stock for $26.

In August 2013, the Company issued a $35,000 note to an accredited investor. The Note accrues PIK interest at 0.25% per annum, with the principal and PIK interest due at maturity (December 31, 2016). In connection with this note, the Company issued warrants to purchase 9,777,777 shares of No-Par Common Stock for $12, which have been exercised. The proceeds were allocated between the fair value of the warrants and the notes, resulting in the recognition of $2,868 as a debt discount. The investor has the right, upon the Company meeting certain operating metrics, to purchase an additional $35,000 note and receive the option to purchase 14,000,000 shares of No-Par Common stock for $18.

In October, the Company issued a $35,000 note payable to an accredited investor. The Note accrues PIK interest at .25% per annum with principal and PIK interest due at maturity, December 31, 2016. In connection with this note, the Company issued warrants to purchase 9,777,777 shares of No-Par Common Stock for $12, which were immediately exercised. The investor has the right, upon the Company meeting certain operating metrics, to purchase an additional $35,000 note and receive the option to purchase 14,000,000 shares of No-Par Common stock for $18.

In December 2013, the Company issued a $40,000 note payable to an accredited investor. The Note accrues PIK interest at .25% per annum with principal and PIK interest due at maturity, December 31, 2016. In connection with this note, the Company issued warrants to purchase 11,174,602 shares of No-Par Common Stock for $14, which were immediately exercised. The investor has the right, upon the Company meeting certain operating metrics, to purchase an additional $40,000 note and receive the option to purchase 16,000,000 shares of No-Par Common stock for $20.

We estimate our capital requirements for the next 12 months to be approximately $725,000. As of December 31, 2013, we have $6,025 in our bank account.

We are currently in negotiations to secure these required funds through the sales of additional equity. While we anticipate reaching positive cash flow with this offering, should we not reach positive cash flow as planned, we would need to secure additional funds from a future offering of our stock or other financing sources. However, these offerings may not occur, or if it occurs, may not raise the required funding. We have no contracts, agreements or commitments for any other financing. Further, it is likely that any future financing efforts may be hindered as a result of our plans to issue a large number of shares to consultants in exchange for non-cash consideration as described above in “Business.”

If we fail to meet on-going SEC reporting requirements, we will be unable to use or continue to use our registration statement to continue to issue points and stock under our Qualified Member Stock Agreement.

Our independent auditor’s report expresses substantial doubt about our ability to continue as a going concern. We do not have any plans or specific agreements for new sources of funding or any planned material acquisitions.

DESCRIPTION OF PROPERTY

The Company does not own any real property.

The Company’s current business address is 1061 E. Indiantown Rd. #400, Jupiter FL 33477, provided at no cost by corporate counsel.

We anticipate moving our principal office location after we hire employees.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for these shareholders c/o ChatChing Inc., 1061 E. Indiantown Rd. #400, Jupiter FL 33477.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Steven L. Pfirman	160,952,000	39.28. %
Nicholas Palin	85,000,000	20.74%
Michael Lamont [1]	109,777,775	26.79%
Nick Lobaccaro	29,047,619	7.09%
All directors and executive officers as a group [2 Persons]	270,730,156	66.0%

[1]  At the date of this Post Effective Amendment, Mr. Lamont holds securities immediately convertible into 64,952,381 shares of common stock upon the occurrence of certain conditions, such as exercising an option and paying for the shares issuable under that option.  In accordance with SEC Rule 13(d)-3, Mr. Lamont is deemed the beneficial owner of all such shares.  Accordingly, this percentage has been calculated by adding 64,952,381 shares to both the numerator and the denominator used for such calculations.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Except as set forth above, applicable percentages are based upon 409,777,775 shares of common stock outstanding as of February 10, 2014.

DIRECTORS AND EXECUTIVE OFFICERS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position

Steven L. Pfirman	44	President, Secretary and Director

Nicholas Palin	65	Director

Steven L. Pfirman has been our President, Secretary and a member of our Board of Directors since inception in March 2011. Mr. Pfirman is one of the founders of ChatChing Inc. From 2007 to the July 28, 2011, Mr. Pfirman had been Vice President of Operations for AgroLabs, Inc. Agrolab, Inc. is a manufacturer of liquid nutritional supplements that are sold into large national retailers, including Costco, Sam’s Club and BJ’s Wholesale club. From 2005 to the present, Mr. Pfirman has been the sole shareholder, director and president of Jasaly Management. Jasaly Management owns a Dunkin Donuts Franchise Restaurants located in Jupiter, Florida. From 2000 to the present, Mr. Pfirman has been a Member and Manager of Fifth Leg Management, LLC, which is a sales and marketing Qualified Member for AgroLabs, Inc.. Mr. Pfirman holds a Bachelors of Science degree from the University of Pennsylvania’s Wharton School of Business with a focus on accounting and information technology management. Mr. Pfirman terminated his employment with AgroLabs at the end of July 2011 and anticipates spending only 10-15 hours a month on other activities, devoting what will essentially be full time to our business thereafter. As a member of the Board, Mr. Pfirman contributes his knowledge of the company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Nickolas Palin has been a member of our Board of Directors since inception in March 2011. Mr. Palin is one of the founders of ChatChing Inc. From March 2008 to the July 28, 2011, Mr. Palin had been President of AgroLabs, Inc. AgroLabs, Inc. is a manufacturer of liquid nutritional supplements that are sold into large national retailers, including Costco, Sam’s Club and BJ’s Wholesale club. From 2004 to February 2008, Mr. Palin was a Manager of CDS International Holdings, a business advisory company. Mr. Palin holds a degree in Criminal Justice from the John Jay College of Criminal Justice at City University of New York. Mr. Palin also terminated his employment with AgroLabs at the end of July 2011 and anticipates spending only 10-15 hours a month on other activities, devoting what will essentially be full time to our business thereafter. As a member of the Board, Mr. Palin contributes his knowledge of the company and a deep understanding of all aspects of our business, products and markets, as well substantial experience developing corporate strategy, assessing emerging industry trends, and business operations.

Family Relationships

There are no family relationships between our officers and directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

●	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

●	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

●
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

●
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

●
Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

●	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

●	Having any administrative proceeding been threatened against you related to their involvement in any type of business, securities, or banking activity.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial or accounting officer.

EXECUTIVE COMPENSATION

Executive Officers

We have not paid any compensation to our two executive officers and we have no agreements or understandings, written or oral, to pay them compensation.

Board of Directors

We have no compensation arrangements (such as fees for retainer, committee service, service as chairman of the board or a committee, and meeting attendance) with directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Other than the related party and affiliate financing described in “Management’s Discussion of Financial Condition and Results of Operations – Liquidity” above, there are no other related party transactions during our Fiscal Year ended December 31, 2013.

Director Independence

Our board of directors has determined that we have one board member, Mr. Palin, that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules.

LEGAL PROCEEDINGS

We are presently not a party to any current legal proceedings.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANTS’ COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Holders

As of the date of this registration statement, we had  6 shareholders of record of our common stock.We have no owners of any Points as Points will not be issued and ownership of the Points will not be transferred to Qualified Members until ChatChing’s website has exceeded one million Qualified Members, and given the very small number of Qualified Members we have obtained since the site became operational, is a condition which has not occurred and further which there is no reasonable assurance will ever occur.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Securities Authorized Under Equity Compensation Plans

Except for the Points and Shares authorized under our Qualified Member Benefit Plan as describe in “Business” above, we have no securities authorized under Equity Compensation Plans.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
Equity compensation plans not approved by security holders	Up to 400,000,000	$.00000125	Up to 400,000,000
Total	Up to 400,000,000	$.00000125	Up to 400,000,000

Reports to Shareholders

We have not yet filed registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million on September 30, 2012. As we did not file a registration statement on Form 8-A at or prior to September 30, 2012, we will continue as a reporting company that will not be subject to the proxy rules, Section 16 ownership reporting and short swing profits provisions or other requirements of the 1934 Act, our securities cannot be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

The following description is a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws as they relate to our capital structure. The Articles of Incorporation and Bylaws are filed as exhibits to this registration statement.

Common Stock

We are authorized to issue 1,500,000,000 shares of common stock with no par value per share. As of the date of this registration statement, there were 409,777,775 shares of common stock issued and outstanding held by 6 shareholders of the record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or windup, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Points

We will be issuing Points to our Qualified Members under our Qualified Member Benefit Plan as describe in “Business” above.We have no owners of any Points as of the date of this Registration Statement as Points will not be issued and ownership of the Points will not be transferred to Qualified Members until ChatChing’s website has exceeded one million Qualified Members, a condition which has not and further which there is no reasonable assurance will ever occur.

PLAN OF DISTRIBUTION

We are offering to issue to Qualified Members under our Qualified Member Benefit Plan (the “Plan”) up to 100,000,000,000,000 Points convertible into up to 400,000,000 shares of Common Stock of the Company. The Points are not being issued to persons other than Qualified Members. The Qualified Members may only acquire the Points for services as set forth in the Plan. The Points are convertible into shares of Common Stock of the Company for no additional consideration other than the Points as specified in the Plan.

This is a self-underwritten offering to the public but is limited only to Qualified Members who sign a written Qualified Member Agreement with the Company. The offering will commence promptly after the effective date of this Registration Statement and close no later than the last date Shares may be issued under the plan, or approximately March 31, 2018.

We will pay all expenses incurred in this offering. There is no minimum amount of Points or Shares that we must issue in our direct offering. As the Points and Shares are not being sold for cash, no cash proceeds will be received. Thus, we have not established an escrow or any similar account.

We are offering the Points and Shares without any underwriting discounts or commissions. This is our initial public offering and no public market currently exists for Points or shares of our common stock.

We intend for our Points and common stock to be “offered and sold” to Qualified Members by our officers and Directors and only through the procedure specified on our website. Neither such persons nor any other persons, including but not limited to Qualified Members, will be paid any commissions or other compensation for any offers or sales of the Points or the Shares.

Our common stock is presently not traded on any public market or securities exchange, and we have not applied for listing or quotation on any public market. We cannot predict when, if ever, we will be applying for qualification of our common stock for trading on the over-the-counter (OTC) Bulletin Board or similar trading venue. To have our securities quoted on the OTC Bulletin Board we must: (1) be a company that reports its current financial information to the Securities and Exchange Commission, banking regulators or insurance regulators; and (2) has at least one market maker who completes and files a Form 211 with FINRA Regulation, Inc. The OTC Bulletin Board differs substantially from national and regional stock exchanges because it (1) operates through communication of bids, offers and confirmations between broker-dealers, rather than one centralized market or exchange; and, (2) securities admitted to quotation are offered by one or more broker-dealers rather than "specialists" which operate in stock exchanges. We have not yet engaged a market maker to assist us to apply for quotation on the OTC Bulletin Board and we are not able to determine the length of time that such application process will take. Such time frame is dependent on comments we receive, if any, from the FINRA regarding our Form 211 application.

There is currently no market for our Points or shares of common stock. There will be no market for our Points and there can be no assurance that a market for our common stock will be established or that, if established, such market will be sustained. Therefore, Qualified Members acquiring shares may be unable to sell their securities, because there may not be a public market for our securities. As a result, you may find it more difficult to dispose of, or obtain accurate quotes of our common stock.

We intend to offer and sell the Points or Shares in this offering through Mr. Steve Pfirman and Mr. Nick Palin who are officers and Directors of the Company. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer

The conditions are that:

1.	The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.	The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.	The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Neither Mr. Steve Pfirman nor Mr. Nick Palin is statutorily disqualified, are not being compensated, and are not associated with a broker/dealer. They are and will continue to be our officers at the end of the offering and have not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. Mr. Pfirman or Mr. Palin will receive no commission from the sale of any Points or Shares.

Offering Procedure

The only disclosure of the Plan on our main website will be in a small box which will no more than a couple inches square, if not smaller, at the top part of the website where navigation buttons are located.

Persons who “Click Here” are then be taken to a separate webpage where they will see and have an opportunity to read and review and execute as necessary a consent to delivery of the final Prospectus and all amendments or supplements thereto in accordance with relevant SEC Rules. After completing the Consent to Electronic Delivery, the Qualified Members will be given a link to download the final Prospectus and all amendments or supplements thereto with appropriate technical support as required by SEC Rules. The Qualified Member will be told that they can request this information in writing from the Company and it will be furnished at no cost. After the Qualified Member has downloaded or otherwise received the Prospectus, the Qualified Members will be shown the Qualified Member Agreement and, if they desire, the information to complete to become Qualified Members; and the Qualified Member Benefit Plan.

Certain Regulatory Issues

Federal securities laws govern the manner in which an issuer, such as the Company, and persons who may be deemed agents of the issuer, which may include our Qualified Members, can make offers to persons to acquire our securities. For the purposes of these laws, an offer to purchase our securities would include a direct invitation to a person to become a Qualified Member.

In order to assure compliance with the federal securities laws in connection with the offer of our securities, we have instituted the compliance procedures as described below.

Structure of Our Points System

Our Points system is structured such that our Qualified Members earn points from use by others if the persons identified for invitation to become a user by the Company as described above regardless of whether or not the person identified and invited becomes a Qualified Member. Points are earned from the identified and Company invited person becoming a user. No extra Points or other compensation are earned by the Qualified Members if the persons they identify for invitation to become a user by the Company become a Qualified Member. The same number of Points are earned from the identified person whether or not they just become a user and do not become a Qualified Member.

This compliance procedure avoids creating any incentive or reward to our Qualified Members for identifying anyone for invitation by the Company to become a Qualified Member as opposed to just becoming a user, or for Qualified Members to directly invite or recommend to someone to become a Qualified Member.

Establishment of a procedure to assure that Qualified Members can only earn points by inviting others to use our site if the invitation is made by Officers and Directors of the Company, who are not required register as a broker-dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1 in connection with issuing that invitation.

We have established a procedure whereby our Qualified Members can only earn points in connection with activities specified in the Plan by persons they refer to be users of our website if those persons are invited by Mr. Pfirman or Mr. Palin and not directly invited by the Qualified Member and only if they are invited to become users through the procedure set forth on our website designed such that this invitation will come directly from Mr. Pfirman or Mr. Palin. The communication will only invite the referred persons to become users of our website and not to become Qualified Members. The only reference to the existence of a Consulting program will be in a description of the business accompanying the invitation, substantially in the following form: ChatChing, Inc. is a public company operating a social media website giving users the opportunity to “Use It – Own It” by signing up as a Qualified Member and earning Points from the user’s activities on the site as well as the activities of other users they refer.

The purpose of this compliance procedure is to give Qualified Members a disincentive to invite directly others to become users of the site or inadvertently invite or recommend to others to become a Qualified Member without such invitation going directly through the officers and directors of the Company. The invitation structure is designed to avoid the Officers and Directors of the Company directly inviting someone to become a Qualified Member. The invitation is only to become a user. If Qualified Members do not follow this procedure, they will not earn Points from persons that they invite to become users of the site.

Contractual prohibitions on communications which could be deemed offers of securities to potential users of the site by Qualified Members

Our Qualified Member Agreement contains contractual prohibitions on our Qualified Members’ activities in communicating to any other potential user of our site anything which could be deemed and offer under federal securities laws. The agreement limits Qualified Members’ communications to other potential users by providing, among other things, that the communications:

•	Can only be to become user.

•	Cannot contain any recommendation that a person become a Qualified Member.

•	Cannot contain any discussion of benefits a person receives by becoming Qualified Member.

Written Advice to Qualified Members in simple, easy-to-understand format of acceptable and unacceptable communications under the contractual limitations in the Qualified Member Agreement

We have set forth on in our Qualified Member Agreement and on our website in the Qualified Members’ section “Written Advice to Qualified Members” in simple, easy-to-understand format of acceptable and unacceptable communications under the contractual limitations in the Qualified Member Agreement. We have done this in the form of a “Do’s” and “Dont’s” section of the website for Qualified Members when they sign up and when they request information about their Points or other status under the Qualified Member Agreement.

This section will contain the following advice to Qualified Members:

To help you understand what you can say to others about our website and our program and what you can’t say, and importantly: So you don’t inadvertently mess up an forfeit without consideration all the Points you’ve accumulated as well as any underlying common stock awarded but not vested, here’s a list of “Do’s – acceptable communications to others” and “Don’t’s – not acceptable communications to others:”

Do’s

•	There’s this great new social networking website called ChatChing.com.

•	I’ve signed up as a user and I’ve recommended that they invite you to be a user, too.

•	I’ll earn points that I can convert into stock ownership in the Company not only from my use but also from your use if you sign up as a user too after you get their invitation.

Don’t’s

•	Chatching’s got a great program that will let you become a Qualified Member like me and earn Points which you can convert into ownership of their stock just for using the site without paying a penny.

•	Sign up for Chatching and you can get stock in the Company.

•	I signed up at Chatching as a Qualified Member and you should too.

•	I recommend you sign up to get free stock in the Company like me.

The basic principal of the “Do’s” and “Don’t’s” is: It’s OK to tell others to become users of the site. It’s OK to say you are earning points. It’s not OK to tell recommend to others that they become Qualified Members like you or to tell them any details about how the Consulting Program works. It’s not OK to tell others to go sign up and get free stock. Keep it general. Keep it to “Become a user like me” only.

We will then advise our Qualified Members of the significant penalties imposed on Qualified Members for failure to comply with communications limitations in the Qualified Member Agreement. We contemplate using a “Pop-Up” summary reminder of these matters each time a Qualified Member checks in to the Qualified Member section of the site.

These provisions are also included in the Qualified Member Agreement itself.

Monitoring and Testing of Qualified Members’ Communications

We will monitor and test our Qualified Members’ communications to assure compliance with our contractual limitations on their communications in two ways:

•
Random Qualified Member Testing Program – Like a random drug testing program, we will have a random Qualified Member testing program. Until we reach one million members, we do a random sample of existing members and check when we have concerns. When we reach one million members, we will pick a random sample of approximately 100 Qualified Members each day. We will then do a complete internet search of their communication in the past 30 days to determine whether any communications have been made which violate the contractual limitations on communications.

•
Use of General Internet Communications Identification Tools – After we reach one million members, we will set up tools like “Google Alerts” to identify any communications which may be made in violation of the contractual limitations on communications.

Significant penalties imposed on Qualified Members for failure to comply with communications limitations in the Qualified Member Agreement

Through our Random Qualified Member Testing Program and monitoring of internet communications or if otherwise brought to our attention, if we discover a Qualified Member has been making communications about our Qualified Member Program beyond those permitted under the Qualified Member Agreement, any Qualified Member violating this or any other provision of the Qualified Member Agreement will be terminated as a Qualified Member and will forfeit without consideration all accumulated Points and unvested Stock Awards. We will publish on our website a warning that XXX Qualified Members have violated this provision and have lost all accumulated Points and unvested Stock Awards as a constant reminder to our Qualified Members of the significant importance of complying with these restrictions and the significant penalties for failure to do so.

Underwriters

Because of the process we have established under which our Qualified Members can receive Points for activities of users referred to our website and invited to become users by Mr. Pfirman or Mr. Palin, our Qualified Members may be deemed Underwriters. In all other respects, we have no underwriter and do not intend to have one. In the event that we sell or intend to sell by means of any arrangement with an underwriter, then we will file a post-effective amendment to this S-1 to accurately reflect the changes to us and our financial affairs and any new risk factors, and in particular to disclose such material relevant to this Plan of Distribution.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

INTEREST OF NAMED EXPERTS

The financial statements as of September 30, 2013 and 2012, and the related statements of operations, stockholders' deficit, and cash flows for the years ended September 30, 2013 and 2012 included in this prospectus have been audited by Daszkal Bolton LLP which are independent certified public accountants, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares offered under this registration statement is being passed upon by Williams Securities Law Firm, P.A., Tampa, Florida. Michael T. Williams, principal of Williams Law Group, P.A., owns 5,000,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have not been any changes in or disagreement s with our auditors on accounting and financial disclosure or any other matter.

FINANCIAL STATEMENTS

Table of Contents

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders
ChatChing, Inc. (f/k/a Social Network Marketing, Inc.)
Jupiter, Florida

We have audited the accompanying balance sheet of ChatChing Inc. (f/k/a Social Network Marketing, Inc.) (a Development Stage Company) (the "Company") as of September 30, 2013, and 2012, and the related statements of operations, stockholders’ deficit, and cash flows for the years ended September 30, 2013 and 2012. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company has significant related party transactions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ChatChing, Inc. (f/k/a Social Network Marketing, Inc.) and the results of its operations and its cash flows for the years ended September 30, 2013 and 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in process of developing its technology and has not generated any revenue to date. The lack of operating revenues and the dependency of stockholder loans for future development and working capital raise significant doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ Daszkal Bolton LLP

Jupiter, Florida
January 20, 2014

CHATCHING, INC. (F/K/A SOCIAL NETWORK MARKETING, INC.) (A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS
September 30, 2013 AND 2012

	September 30, 2013	September 30, 2012
ASSETS
Current assets:
Cash	$-	$74,841
Total current assets	-	74,841

Other assets:
Website development costs, net of amortization of $176,180 and $4,632	$341,586	$502,584
Trademarks	10,560	2,430
Total other assets	352,146	505,014

Total assets	$352,146	$579,855

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Related party advances	$5,860	$27,000
Accrued expenses	1,985	-
Lines of credit - related parties	525,000	481,660
Total current liabilities	532,845	508,660

Other liabilities:
Long term notes payable, net	$573,450	$388,371
Total other liabilities	573,450	388,371

Commitments and contingencies

Stockholders' deficit:
Common stock, 800,000,000 shares authorized;
388,825,396 and 404,047,619 shares issued and outstanding	106,952	61,969
Additional paid in capital	4,717	-
Deficit accumulated during development stage	(865,818)	(379,145)
Total stockholders' deficit	(754,149)	(317,176)

Total liabilities and stockholders' deficit	$352,146	$579,855

CHATCHING, INC. (F/K/A SOCIAL NETWORK MARKETING, INC.) (A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED SEPTEMBER 30, 2013 and 2012, and the period from January 19, 2011 (Inception) to September 30, 2013

			Period from January 19, 2011 (Inception) to September 30, 2013

	Year Ended September 30, 2013	Year Ended September 30, 2012

Revenue	$-	$-	$-

Operating expenses:
General and administrative	17,460	50,659	96,479
Professional fees	80,396	103,953	328,536
Interest expense	46,865	9,834	56,699
Amortization of website development costs	171,548	4,632	176,180
Hosting expense	35,376	31,206	72,896
Website maintenance	135,028	-	135,028
Total operating expenses	486,673	200,284	865,818
Net loss from operations before income taxes	(486,673)	(200,284)	(865,818)

Income taxes	-	-	-

Net Loss	$(486,673)	$(200,284)	$(865,818)

Loss per common share	$(0.00)	$(0.00)

Weighted average number of shares outstanding	390,101,169	352,866,928

CHATCHING, INC. (F/K/A SOCIAL NETWORK MARKETING, INC.) (A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE period from January 19, 2011 (Inception) to September 30, 2013

				Deficit Accumulated During the Development Stage

					Total
	Common Stock				Stockholders'
	Shares	Amount	APIC		Deficit
Balance, January 19, 2011 (Inception)	-	-	-	-	-

Issuance of common stock	325,000,000	406	-	-	406

Net loss	-	-	-	(178,861)	(178,861)

Balance, September 30, 2011	325,000,000	406	-	(178,861)	(178,455)

Issuance of warrants	-	-	61,463	-	61,463

Issuance of common stock upon exercise of warrants	79,047,619	61,563	(61,463)	-	100

Net loss	-	-	-	(200,284)	(200,284)

Balance, September 30, 2012	404,047,619	$61,969	$-	$(379,145)	$(317,176)

Expenses paid by shareholder			4,650	-	4,650

Issuance of warrants			45,014	-	45,014

Issuance of common stock upon exercise of warrants	38,825,396	45,050	(45,014)	-	36

Return and cancellation of common stock	(54,047,619)	(67)	67	-	-

Net loss	-	-	-	(486,673)	(486,673)

Balance, September 30, 2013	$388,825,396	$106,952	$4,717	$(865,818)	$(754,149)

CHATCHING, INC. (F/K/A SOCIAL NETWORK MARKETING, INC.) (A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 2013 AND 2012 AND FROM JANUARY 19, 2011 (INCEPTION) THROUGH SEPTEMBER 30, 2013

	September 30, 2013	September 30, 2012	January 19, 2011 (Inception) -September 30, 2013

Cash flows from operating activities:
Net loss from operations	$(486,673)	$(200,284)	$(865,818)
Reconciliation of net loss to net cash used in operating activities:
Amortization of debt discount	46,865	9,834	56,699
Expenses paid via issuance of common stock	-	-	6
Amortization of website development costs	171,548	4,632	176,180
Expenses paid by shareholder	4,650		4,650
Expenses paid directly via lines of credit - related parties	66,507	129,832	210,256
Changes in operating assets and liabilities:
(Decrease) Increase in accrued expenses payable	(19,155)	(62,369)	7,845
(Increase) in website development costs	(10,700)	-	(10,700)
(Increase) in trademarks	(8,157)	-	(8,157)

Net cash used in operating activities	(235,115)	(118,355)	(410,182)

Cash flows from investing activities:	-	-	-

Cash flows from financing activities:
Proceeds from line of credit - related parties	-	-	69,500
Proceeds from notes payable	185,000	440,000	625,000
Proceeds from issuance of common stock	37	73	547
Cash payments on line of credit - related parties	(24,763)	(260,099)	(284,865)
Net cash provided by financing activities	160,274	179,974	410,182

Net (decrease) increase in cash	(74,841)	61,619	-

Cash, beginning of year	74,841	13,222	-

Cash, end of year	$-	$74,841	$-

Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-	$-
Cash paid for taxes	$-	$-	$-
Capital expenditures funded by lines of credit	$152,868	$374,855	$505,014
Contribution and cancellation of common stock	$67	$-	$67

CHATCHING, INC. (F/K/A SOCIAL NETWORK MARKETING, INC.) (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Note 1 – Organization and Basis of Presentation

ChatChing, Inc. (f/k/a Social Network Marketing, Inc.) (the "Company") was incorporated under the laws of the State of Florida on January 19, 2011. On June 30, 2011, the stockholders approved the articles of amendment to change the Company name to ChatChing, Inc., which became effective on July 5, 2011. The Company is developing a social networking site designed for use by individuals for all socio-economic and demographic backgrounds. The Company is a development-stage company and its planned principal activities are to provide an interactive global community website which enables individuals, groups and businesses to easily connect with their family, social, and business circles.

As a company in the development-stage, the Company has no operating revenues to date. The Company is devoting substantially all of its present efforts to securing and establishing a new business.

Going Concern
As shown in the accompanying balance sheet, the Company has a working capital deficit of approximately $754,000 at September 30, 2013. The Company is currently in the development stage and has been spending a majority of its time in the development of its website and related trademarks.

There is no guarantee that the Company will be able to raise sufficient capital or generate revenues to sustain its development activities and commence commercial operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that might be necessary should the Company is unable to continue as a going concern.

Note 2 – Summary of Significant Accounting Policies

Use of estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of these financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from these estimates.

Cash equivalents
The Company considers all highly liquid instruments purchased with maturity of three months or less from the time of purchase to be cash equivalents. The Company has no cash equivalents at September 30, 2013 and 2012.

Income Taxes
Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settle. Deferred taxes also are recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes. The Company establishes a valuation allowance for deferred tax positions which, in the opinion of management, are not “more likely than not” to be used.

CHATCHING, INC. (F/K/A SOCIAL NETWORK MARKETING, INC.) (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Note 2 – Summary of Significant Accounting Policies, continued

Trademark Costs
As of September 30, 2013, the company was the holder of certain trademarks. Trademarks are not amortized, but reviewed for impairment annually or more frequently if certain indicators arise.

Website Development Costs
The Company capitalizes development costs incurred subsequent to the establishment of technological feasibility. The Company determined technological feasibility to be established upon the internal release of a working model of its website. Upon the release, development costs are amortized over its estimated economic life, not to exceed three years.

Earnings Per Share
Net profit (loss) per common share (“EPS”) is computed using the average number of common shares outstanding over the respective periods.

Note 3 – Fair Value of Financial Instruments

Notes Payable and Lines of Credit

Based upon the current economic conditions, discounted interest rates and risk characteristics, the carrying amounts of these financial instruments approximate fair value.

Note 4 – Website Development Costs

Software Development Costs
Capitalized software development costs as of September 30, 2013 and 2012 were $517,766 and $507,216, respectively. Amortization on the capitalized costs commenced in September 2012, upon activation of the website.

The Company reviewed is non-amortized intangible asset (trademark) to determine if its value had been impaired in any way during the years presented, and concluded that its carrying amount is recoverable.

The following table summarizes the Company’s intangible assets at September 30, 2013 and 2012:

	September 30,
	2013	2012
Website development costs	517,766	507,216
Trademarks	10,560	2,430
	528,326	509,646
Less: Accumulated amortization	(176,180)	(4,632)
Total intangibles, net	352,146	505,014

CHATCHING, INC. (F/K/A SOCIAL NETWORK MARKETING, INC.) (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

The Company’s estimate of future amortization expense is detailed in the table below:

Year Ending September 30,
2014	171,524
2015	170,062

Note 5 – Income Taxes

At September 30, 2013, and 2012, the Company had gross deferred tax assets of approximately $243,000 and $142,000. The Company determined that it is not more-likely-than-not that the deferred tax assets will be realized, and as such has established full valuation allowances. The Company evaluates its ability to realize its deferred tax assets each period and adjusts the amount of its valuation allowance, if necessary. If there is an ownership change, as defined under Internal Revenue Code Section 382, the use of operating loss and credit carry-forwards may be subject to limitation on use.

The Company’s loss before income taxes of $486,673 and $200,284 for fiscal years 2013 and 2012 respectively are comprised entirely of operations in the United States. The effective tax rate of 0% differs from the statutory United States federal income tax rate of 34% due primarily to the valuation allowance. The valuation allowance has increased by $100,822 for the year ending September 30, 2013 from the year ended September 30, 2012.

The reconciliation of the provision for income taxes for the year-ended September 30, 2013 and 2012, and the amounts computed by applying the federal income tax rate to net loss are as follows:

	September 30,
	2013	2012
Tax provision (benefit) at statutory rate	(165,469)	(67,800)
State taxes, net of federal expense	(17,666)	(7,239)
Temporary differences	64,553	-
Permanent differences	17,760	-
Change of valuation allowance	100,822	75,039
	-	-

Note 6 – Commitments and Contingencies

From time to time, the Company may become subject to legal proceedings, claims and litigation arising in the ordinary course of its business. The Company is not currently a party to any material legal proceedings, nor is the Company aware of any other pending or threatened litigation that would have a material adverse effect on the Company’s business, operating results, cash flows or financial condition should such litigation be resolved unfavorably. The lines of credit are non-interest bearing and matured on December 31, 2013.

CHATCHING, INC. (F/K/A SOCIAL NETWORK MARKETING, INC.) (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Note 7 – Lines of Credit – Related Parties

In March 2011, the Company entered into two revolving line of credit agreements with its two (2) founding stockholders in the amount of $125,000, aggregating $250,000, to fund development stage operations. In January 2012, the agreements were amended to increase each of the lines from $125,000 to $250,000, for an aggregate borrowing amount of $500,000. In April of 2013, one of the founding stockholders amended the agreement to increase the line from $250,000 to $275,000, for an aggregate borrowing limit of $525,000. These credit facilities are non-interest bearing, and matured December 31, 2013.

Note 8 – Notes Payable – Related Parties

In April 2012, the Company issued $175,000 Notes to two (2) accredited investors, aggregating to $350,000. The Notes accrue PIK interest at 0.25% per annum, with the principal and PIK interest due at maturity (December 31, 2014). In connection with each of the Notes, the Company issued warrants to purchase 29,047,619 shares of no-par common stock for $36, which were exercised. The proceeds were allocated between the fair value of the warrants and the notes, resulting in the recognition of $49,170 as a debt discount.

In September 2012, the Company issued a $90,000 note to an accredited investor. The Note accrues PIK interest at 0.25% per annum, with the principal and PIK interest due at maturity (February 28, 2015). In connection with this note, the Company issued warrants to purchase 20,952,381 shares of No-Par Common Stock for $26, which was exercised. The proceeds were allocated between the fair value of the warrants and the notes, resulting in the recognition of $12,293 as a debt discount.

In February 2013, the Company issued a $150,000 note to an accredited investor. The Note accrues PIK interest at 0.25% per annum, with the principal and PIK interest due at maturity (December 31, 2015). In connection with this note, the Company issued warrants to purchase 29,047,619 shares of No-Par Common Stock for $36, which was exercised. The proceeds were allocated between the fair value of the warrants and the notes, resulting in the recognition of $42,146 as a debt discount. The investor has the right, upon the Company meeting certain operating metrics, to purchase an additional $75,000 note and receive the option to purchase 20,952,381 shares of No-Par Common stock for $26.

In August 2013, the Company issued a $35,000 note to an accredited investor. The Note accrues PIK interest at 0.25% per annum, with the principal and PIK interest due at maturity (December 31, 2016). In connection with this note, the Company issued warrants to purchase 9,777,777 shares of No-Par Common Stock for $12, which have been exercised. The proceeds were allocated between the fair value of the warrants and the notes, resulting in the recognition of $2,868 as a debt discount. The investor has the right, upon the Company meeting certain operating metrics, to purchase an additional $35,000 note and receive the option to purchase 14,000,000 shares of No-Par Common stock for $18.

Note 9 – Stockholders’ Equity

From January 19, 2011 (Inception) through June 30, 2011, the Company issued 320,000,000 shares (400,000,000 shares pre-split) of no-par common stock for a total capital contribution of $400.

On June 30, 2011 the Company facilitated a 10:8 reverse stock split which has been given retroactive effect in the financial statements.

On July 1, 2011 the Company issued 5,000,000 additional shares of no-par common stock to an individual for services at a fair value ($6).

CHATCHING, INC. (F/K/A SOCIAL NETWORK MARKETING, INC.) (A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

During the year ended September 30, 2012, the Company issued 79,047,619 shares of no par common stock upon the exercise of warrants issued in connection with the issuance of notes payable (Note 8).

During the year ended September 30, 2013, the Company issued 38,825,396 shares of no par common stock upon the exercise of warrants issued in connection with the issuance of notes payable (Note 8).

On February 14, 2013 two of the officers of the company contributed a total of 54,047,619 shares to the Company for no consideration. The shares were cancelled.

Note 10 – Subsequent Events

In October 2013, the Company issued a $35,000 note payable to an accredited investor. The Note accrues PIK interest at .25% per annum with principal and PIK interest due at maturity, December 31, 2016. In connection with this note, the Company issued warrants to purchase 9,777,777 shares of No-Par Common Stock for $12, which were immediately exercised. The investor has the right, upon the Company meeting certain operating metrics, to purchase an additional $35,000 note and receive the option to purchase 14,000,000 shares of No-Par Common stock for $18.

In December 2013, the Company issued a $40,000 note payable to an accredited investor. The Note accrues PIK interest at .25% per annum with principal and PIK interest due at maturity, December 31, 2016. In connection with this note, the Company issued warrants to purchase 11,174,602 shares of No-Par Common Stock for $14, which were immediately exercised. The investor has the right, upon the Company meeting certain operating metrics, to purchase an additional $40,000 note and receive the option to purchase 16,000,000 shares of No-Par Common stock for $20.

PRELIMINARYPROSPECTUS – SUBJECT TO COMPLETION DATED FEBRUARY 10, 2014

CHATCHING, INC.

We are offering to issue to Qualified Members under our Qualified Member Benefit Plan (the “Plan”) up to 100,000,000,000,000 Points convertible into up to 400,000,000 shares of Common Stock of the Company. The Points are not being issued to persons other than Qualified Members. The Qualified Members may only acquire the Points for services as set forth in the Plan. The Points are convertible into shares of Common Stock of the Company for no additional consideration other than the Points as specified in the Plan.

Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II - INFORMATION NOT REQUIRED IN PROSPECTUS

Under the Florida Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit the directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our Bylaws provide the following:

10.1
Grant of Indemnification. Subject to Section 10.2, each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any threatened, pending, or completed action, suit or proceeding, whether formal or informal, civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of the Corporation or who, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of this or another Corporation or of a partnership, joint venture, trust, other enterprise, or employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law, as then in effect, against all expense, liability and loss (including attorneys’ fees, costs, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director and shall inure to the benefit of his or her heirs, executors and administrators.

10.2
Limitations on Indemnification. Notwithstanding Section 10.1, no indemnification shall be provided hereunder to any such person to the extent that such indemnification would be prohibited by the Florida law or other applicable law as then in effect, nor, except as provided in Section 10.4 with respect to proceedings seeking to enforce rights to indemnification, shall the Corporation indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. applicable law as then in effect, nor, except as provided in Section 10.4 with respect to proceedings seeking to enforce rights to indemnification, shall the Corporation indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person except where such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

10.3
Advancement of Expenses. The right to indemnification conferred in this section shall include the right to be paid by the Corporation the reasonable expenses incurred in defending any such proceeding in advance of its final disposition, except where the Board of Directors shall have adopted a resolution expressly disapproving such advancement of expenses. The authorization of payments for such advancement of expenses may be made by resolution adopted by the shareholders or Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT

SEC Registration Fee*	$25
Legal Fees and Expenses	50,000
Accounting Fees and Expenses*	50,000

Total*	$100,025
_____
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On January 19, 2011, we issued 190,000,000 [post-split] shares of our Common Stock to Steven Pfirman in exchange for $237.50 in cash or a price of $.00000125 per share., we issued 110,000,000 [post-split] shares of our Common Stock to Nicholas Palin in exchange for $137.50 in cash or a price of $.00000125 per share and, we issued 20,000,000 shares of our Common Stock to Douglas Harrold in exchange for $25 in cash or a price of $.00000125 per share. On July 1, 2011, we issued 5,000,000 shares of common stock to Michael Williams of Williams Securities Law Firm, P.A. for legal services. We valued these shares at $.00000125 per share based upon recent cash sales. The offer and sale of these securities were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Pursuant to the warrants described in the registration statement above, one non affiliated shareholder in September 2012 acquired 20,952,381 shares at a price of $.00000125 for aggregate consideration of $26.19. In connection as required in the option, the non-affiliated shareholder loaned us the additional sum of $90,000 with simple interest of .25% per annum, all principal and interest due February 28, 2015 pursuant to the terms of the Option Agreement previously filed as an exhibit to our report on Form 10-Q for the period ending March 31, 2012.

In February 2013, the Company issued a $150,000 note to an accredited investor. The Note accrues PIK interest at 0.25% per annum, with the principal and PIK interest due at maturity (December 31, 2015). In connection with this note, the Company issued warrants to purchase 29,047,619 shares of No-Par Common Stock for $36, which was exercised. The proceeds were allocated between the fair value of the warrants and the notes, resulting in the recognition of $42,146 as a debt discount. The investor has the right, upon the Company meeting certain operating metrics, to purchase an additional $75,000 note and receive the option to purchase 20,952,381 shares of No-Par Common stock for $26.

In August 2013, the Company issued a $35,000 note to an accredited investor. The Note accrues PIK interest at 0.25% per annum, with the principal and PIK interest due at maturity (December 31, 2016). In connection with this note, the Company issued warrants to purchase 9,777,777 shares of No-Par Common Stock for $12, which have been exercised. The proceeds were allocated between the fair value of the warrants and the notes, resulting in the recognition of $2,868 as a debt discount. The investor has the right, upon the Company meeting certain operating metrics, to purchase an additional $35,000 note and receive the option to purchase 14,000,000 shares of No-Par Common stock for $18.

In October, the Company issued a $35,000 note payable to an accredited investor. The Note accrues PIK interest at .25% per annum with principal and PIK interest due at maturity, December 31, 2016. In connection with this note, the Company issued warrants to purchase 9,777,777 shares of No-Par Common Stock for $12, which were immediately exercised. The investor has the right, upon the Company meeting certain operating metrics, to purchase an additional $35,000 note and receive the option to purchase 14,000,000 shares of No-Par Common stock for $18.

In December 2013, the Company issued a $40,000 note payable to an accredited investor. The Note accrues PIK interest at .25% per annum with principal and PIK interest due at maturity, December 31, 2016. In connection with this note, the Company issued warrants to purchase 11,174,602 shares of No-Par Common Stock for $14, which were immediately exercised. The investor has the right, upon the Company meeting certain operating metrics, to purchase an additional $40,000 note and receive the option to purchase 16,000,000 shares of No-Par Common stock for $20.

The financing documents issued in connection with the above provide as follows:

C Board Representation.

1.
The Company hereby confirms and agrees that, immediately following the acquisition of the Securities, you shall be entitled to, at your election from time to time, a seat on the Company's board of directors and the Company shall take all such actions as are necessary or prudent to obtain for you such seat as you shall from time to time elect, including the arrangement of all required meetings or consents of the shareholders of the Company.

2.
The Company hereby further agrees, in addition to any right you may have under the Company's bylaws or charter, to indemnify you to the fullest extent of applicable law, including the advancement of expenses from time to time to the maximum extent permitted by applicable law, in connection with your service from time to time as a member of the Company's board of directors whether or not at the time of any claim or other action you are currently a director of the Company. Nothing herein however shall require the Company to purchase D & O insurance unless such insurance is purchased for all members of the Board.

D Preemptive Rights.

1.
The Company shall not offer or sell any New Securities of the Company unless in connection with such offer or sale, the Company shall offer Investor the right to participate to the extent necessary to allow Investor to retain a pro rata proportion of the Stock of the Company of no less than 12.50% for Mr. Lamont and 6.25% for Mr. Lobaccaro of the issued and outstanding stock of the Company. So long as the issuance of New Securities does not reduce Investor’s interest below such percentage, this provision shall not be applicable. Any attempt to offer or sell any New Securities, or any rights therein, in violation of the preceding sentence shall be null and void ab initio.

2.
As used herein, the term "New Securities" means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

Although we have had discussions with Mr. Lamont and Mr. Lobaccaro about becoming members of our Board of Directors, neither has made a formal request to do so as of the date of this Post Effective Amendment .

All of these financing document have either been previously filed as exhibits or are filed as exhibits to this  Post Effective Amendment   and should be referred to for all of their terms and conditions.

We believed that Section 4(2) of the Securities Act of 1933 was available because:

☐	None of these issuances involved underwriters, underwriting discounts or commissions.
☐	Restrictive legends were and will be placed on all certificates issued as described above.
☐	The distribution did not involve general solicitation or advertising.
☐	The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors may have also been accredited, we provided the following to all investors:

☐	Access to all our books and records.
☐	Access to all material contracts and documents relating to our operations.
☐	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Exhibit Number		Description

3.1	*	Articles of Incorporation

3.2	*	Articles of Amendment to the Articles of Incorporation

3.3	*	Bylaws

3.4	******	Further Articles of Amendment to the Articles of Incorporation

4.1	*	Form of Qualified Member Benefit Plan as amended

4.2	*	Form of Amendment to Qualified Member Benefit Plan

4.3	*	Form of Further Amendment to Qualified Member Benefit Plan

5.1	******	Legal Opinion of Williams Securities Law Firm, P.A.

10.1	*	Form of Qualified Member Agreement as amended

10.2	*	Credit Line Agreement – Pfirman

10.3	*	Promissory Note – Pfirman

10.4	*	Security Agreement – Pfirman

10.5	*	Credit Line Agreement – Palin

10.6	*	Promissory Note – Palin

10.7	*	Security Agreement – Palin

10.8	*	Consent and Release – Pfirman

10.9	*	Assumption of Credit Line Obligation - Pfirman

10.10	*	Consent and Release – Palin

10.11	*	Assumption of Credit Line Obligation - Palin

10.12	*	September 19, 2011 Additional Credit Line - Pfirman

10.13	*	September 19, 2011 Additional Credit Line - Palin

10.14	*	Credit Line Amendment – Pfirman

10.15	*	Credit Line Amendment - Palin

10.16	*	Amended and Restated Credit Line Amendment – Palin

10.17	*	Amended and Restated Promissory Note – Pfirman

10.18	*	Amended and Restated Security Agreement – Pfirman

10.19	*	Amended and Restated Credit Line Agreement – Palin

10.20	*	Amended and Restated Promissory Note – Palin

10.21	*	Amended and Restated Security Agreement Note – Palin

10.22	**	Promissory Note – Lamont

10.23	**	Promissory Note – Lobaccaro

10.24	**	Option – Lamont

10.25	**	Option – Lobaccaro

10.25	***	Investment/Loan Documents

10.26	****	Amended And Restated Lines Of Credit

10.27	*****	Investment Loan/Purchase/Option Documents

10.28	*****	Investment Loan/Purchase/Option Documents

10.29	*****	Investment Loan/Purchase/Option Documents

Item 23

1	Consent of Daszkal Bolton LLP ******

2	Consent of Williams Securities Law Firm, P.A. (included in Exhibit 5.1) *
_____
* Filed as exhibits to our Registration Statement on Form S-1 declared effective on March 21, 2012
** Filed as exhibits to our report on Form 10-Q filed May 14, 2012
*** Filed as exhibits to our report on Form 10-Q filed February 15, 2003
**** Filed as exhibits to our report on Form 10-Q filed May 15, 2003
***** Filed as exhibits to our report on Form 10-K filed January 22, 2014
****** Filed herewith

All other Exhibits called for by Rule 601 of Regulation S-K are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required bysection 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Jupiter FL on  February 10, 2014.

CHATCHING INC.

February 10, 2014	By:	/s/ Steve Pfirman
Steve Pfirman,
President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	NAME	TITLE	DATE

/s/ Steve Pfirman	Steve Pfirman	Chief Executive Officer, Principal Financial Officer,	February 10, 2014
Principal Accounting Officer, Director

/s/ Nick Palin	Nick Palin	Director	February 10, 2014